Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ONCOR ELECTRIC DELIVERY COMPANY LLC,

1912 MERGER SUB LLC,

ONCOR T&D PARTNERS, LP,

INFRAREIT, INC.

and

INFRAREIT PARTNERS, LP

Dated as of October 18, 2018

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

ANNEXES, EXHIBITS AND SCHEDULES:

Annex A	Defined Terms

Exhibit A	Non-Interference Agreement
Exhibit B	Regulatory Terms
Exhibit C	Tax Opinion

Schedule A-1
Schedule A-2
Schedule A-3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2018, is entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Parent”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), Oncor T&D Partners, LP, a Delaware limited partnership and a wholly-owned indirect Subsidiary of Parent (“Merger Partnership”), InfraREIT, Inc., a Maryland corporation (the “Company”), and InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”). All capitalized terms have the meanings assigned to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the parties wish to effect a business combination through (i) a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Company Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), (ii) a contribution (the “Affiliate Contribution”) by the Surviving Company of a 1% limited partnership interest in the Partnership to 1912 Holding Partnership, LP, a Delaware limited partnership and an Affiliate of Parent (“Parent Affiliate”), and (iii) immediately following the consummation of the Company Merger and the Affiliate Contribution, a merger of Merger Partnership with and into the Partnership, with the Partnership being the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”);

WHEREAS, the Company (i) is the sole general partner of the Partnership and (ii) as of the date hereof, owns approximately 72.42% of the outstanding limited partnership units of the Partnership;

WHEREAS, a conflicts committee of independent, disinterested directors of the Board of Directors of the Company (the “Company Board” and, such committee, the “Conflicts Committee”) has unanimously declared the Company Merger advisable and in the best interests of the Company, and has approved this Agreement, the Company Merger and the other transactions contemplated hereby, on substantially the terms and subject to the conditions set forth herein, and has recommended approval of the same by the Company Board;

WHEREAS, the Company Board, acting on the unanimous recommendation of the Conflicts Committee, has unanimously (a) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (b) determined that this Agreement, the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, the Company and (c) subject to Section 5.4, resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Company Merger and the other transactions contemplated by this Agreement (collectively with the foregoing clauses (a) and (b), the “Company Recommendation”);

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and determined that it is advisable and in the best interests of the Partnership and the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has approved this Agreement, the Company Merger and the other transactions contemplated hereby and determined that it is advisable and in the best interests of Parent and its members for Parent to enter into this Agreement and to consummate the Company Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement, the Company Merger and the other transactions contemplated hereby and determined that it is advisable and in the best interests of Merger Sub and its members for Merger Sub to enter into this Agreement and to consummate the Company Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, Parent, as the general partner of Merger Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby and determined that it is advisable and in the best interests of Merger Partnership and its limited partners for Merger Partnership to enter into this Agreement and to consummate the Partnership Merger, on substantially the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, HTS, Parent, and Merger Sub, among others, are entering into a Non-Interference Agreement in the form attached hereto as Exhibit A, pursuant to which, among other things, HTS, among others, agrees to take certain actions to support the consummation of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter executed by Sempra Energy, a California corporation (“Sempra”), and certain direct and indirect equityholders of Texas Transmission Investment LLC, a Delaware limited liability company (the “TTI Members”), dated as of the date of this Agreement, pursuant to which Sempra and the TTI Members have, among other things, and subject to the terms and conditions thereof, committed to provide equity financing to Parent in the amounts set forth therein in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Partnership and certain other parties have entered into the Omnibus Termination Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company and an indirect Subsidiary of the Partnership (“SDTS”), Sharyland Utilities, L.P., a Texas limited partnership (“SU”), and Parent have entered into the Asset Exchange Agreement; and

WHEREAS, Parent, Merger Sub, Merger Partnership, the Company and the Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Merger Partnership, the Company and the Partnership hereby agree as follows:

ARTICLE I

THE MERGERS AND THE AFFILIATE CONTRIBUTION

Section 1.1 The Mergers and the Affiliate Contribution.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the MGCL, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub. Following the Company Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity in the Company Merger (the “Surviving Company”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Affiliate Contribution Effective Time, Parent shall cause the Surviving Company to assign a 1% limited partnership interest in the Partnership to Parent Affiliate pursuant to an Assignment Agreement in a form reasonably acceptable to Parent and the Company (the “Assignment Agreement”).

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, Merger Partnership shall be merged with and into the Partnership. Following the Partnership Merger, the separate existence of Merger Partnership shall cease, and the Partnership shall continue as the surviving partnership (the “Surviving Partnership”).

Section 1.2 Closing. The closings of the Mergers and the Affiliate Contribution (collectively, the “Closing”) shall take place at 10:00 a.m., Dallas time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Dallas, Texas, 75201, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Times.

(a) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall (i) file a certificate of merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the DLLCA and the Laws of the State of Delaware, (ii) file articles of merger (the “Company Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), executed in accordance with the MGCL and (iii) make any and all other filings or recordings required to be made by the Company or Merger Sub under the MGCL and the DLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of the acceptance for record of the Company Articles of Merger by the SDAT, the filing of the Company Certificate of Merger with the Delaware Secretary of State or on such other date and time as may be mutually agreed to by the parties hereto and specified in the Company Articles of Merger and the Company Certificate of Merger in accordance with the MGCL and the DLLCA (not to exceed five days from the date of filing) (the time the Company Merger becomes effective being the “Company Merger Effective Time”).

(b) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Surviving Company and Parent Affiliate shall execute the Assignment Agreement effecting the Affiliate Contribution. The Affiliate Contribution shall occur and be effective immediately after the Company Merger Effective Time and prior to the Partnership Merger Effective Time (the time the Affiliate Contribution becomes effective being the “Affiliate Contribution Effective Time”).

(c) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date after the Affiliate Contribution Effective Time, the Partnership and Merger Partnership shall (i) file a certificate of merger (the “Partnership Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the DRULPA and (ii) make any and all other filings or recordings required to be made by the Partnership or Merger Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the filing of the Partnership Certificate of Merger with the Delaware Secretary of State or on such other date and time as may be mutually agreed to by the parties hereto and specified in the Partnership Certificate of Merger in accordance with the DRULPA (the time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).

(d) Unless otherwise agreed to in writing, the parties shall cause the Asset Exchange Effective Time, the Company Merger Effective Time, the Affiliate Contribution Effective Time and the Partnership Merger Effective Time to occur sequentially on the Closing Date. The Asset Exchange Effective Time shall occur first, followed immediately by the Company Merger Effective Time, followed immediately by the Affiliate Contribution Effective Time, followed immediately by the Partnership Merger Effective Time.

Section 1.4 Effects of the Mergers.

(a) The Company Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become and shall constitute the debts, liabilities and duties of the Surviving Company.

(b) The Partnership Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of the Partnership and Merger Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Partnership and Merger Partnership shall become and shall constitute the debts, liabilities and duties of the Surviving Partnership.

Section 1.5 Governing Documents.

(a) At the Company Merger Effective Time, (i) the certificate of formation of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with its terms and as provided by applicable Law and (ii) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(b) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of the Partnership shall be amended in a form reasonably acceptable to Parent and the Company to reflect the admission of Parent Affiliate as the general partner of the Partnership, and, as so amended, shall be the certificate of limited partnership of the Surviving Partnership until thereafter amended in accordance with its terms and as provided by applicable Law and (ii) without any further action on the part of the Partnership and Merger Partnership, the limited partnership agreement of the Partnership shall be amended in a form reasonably acceptable to Parent and the Company, and, as so amended, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with its terms, the certificate of limited partnership of the Surviving Partnership and as provided by applicable Law.

(c) Promptly following the Partnership Merger Effective Time, (i) the Parent Affiliate shall execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as the general partner of the Surviving Partnership, (ii) the Surviving Company shall execute and deliver to the Surviving Partnership such documents or instruments as may be required to effect its admission as a limited partner of the Surviving Partnership, and (iii) the Parent Affiliate and the Surviving Company shall thereafter be admitted to the Surviving Partnership as the successor general partner and a limited partner, respectively, of the Surviving Partnership at the Partnership Merger Effective Time and shall carry on the business of the Surviving Partnership without dissolution as provided in the Partnership Agreement.

Section 1.6 Managers. The managers of Merger Sub immediately prior to the Company Merger Effective Time shall be the managers of the Surviving Company until the earliest of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company until the earliest of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.8 General Partner. Parent Affiliate shall be the general partner of the Partnership following the Partnership Merger.

Section 1.9 Tax Consequences. The parties hereto intend that, for U.S. federal and applicable state and local income tax purposes, (a) the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Company Merger Consideration and the assumption of all of the Company’s liabilities, followed by the distribution of such Company Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes, pursuant to which the distribution (or deemed distribution) of the Company Merger Consideration to the stockholders of the Company, in complete liquidation of the Company pursuant to Section 331 and Section 562 of the Code, is effected and (c) the Partnership Merger shall be treated as the sale of the Partnership Units held by Persons other than the Surviving Company or Parent Affiliate to Parent in exchange for the Partnership Merger Consideration. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal and, if applicable, state and local tax purposes.

ARTICLE II

EFFECT ON THE EQUITY INTERESTS OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Equity Interests.

(a) Conversion of Company Shares. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company or Merger Sub or the holders of any shares of capital stock of the Company or Merger Sub:

(i) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Shares”) issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Shares to be canceled in accordance with Section 2.1(a)(ii)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Per Share Merger Consideration”). The Per Share Merger Consideration may be subject to adjustment in accordance with Section 2.1(c) and the second sentence of Section 5.12. The aggregate amount of cash payable as the Per Share Merger Consideration is hereinafter referred to as the “Company Merger Consideration.” As of the Company Merger Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and (other than Company Shares to be canceled in accordance with Section 2.1(a)(ii)) shall cease to exist, and shall thereafter only represent the right for each Company Share to receive the Per Share Merger Consideration to be issued or paid in accordance with Section 2.3.

(ii) Each Company Share owned, directly or indirectly, by Parent, Merger Sub or Merger Partnership immediately prior to the Company Merger Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding as the limited liability company interests of the Surviving Company. Such limited liability company interests shall be the only interests in the Surviving Company that are issued and outstanding immediately after the Company Merger Effective Time.

(b) Conversion of Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of Merger Partnership or the Partnership, or the equityholders of Merger Partnership or the Partnership:

(i) Except as set forth in Section 2.1(b)(iii), each limited partnership unit of the Partnership (such units, collectively, the “Partnership Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time (excluding any Partnership Units held by the Surviving Company or Parent Affiliate) shall thereupon be converted automatically into and shall thereafter represent the right to receive $21.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Per Partnership Unit Merger Consideration”). The Per Partnership Unit Merger Consideration may be subject to adjustment in accordance with Section 2.1(c) and the second and third sentences of Section 5.12. The aggregate amount of cash payable as the Per Partnership Unit Merger Consideration is hereinafter referred to as the “Partnership Merger Consideration” and, together with the Company Merger Consideration, the “Merger Consideration.” Except as set forth in Section 2.1(b)(iii), as of the Partnership Merger Effective Time, all Partnership Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Per Partnership Unit Merger Consideration to be issued or paid in accordance with Section 2.3.

(ii) All limited partnership units of Merger Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into a number of Partnership Units equal to the number of Partnership Units converted into the right to receive the Partnership Merger Consideration pursuant to Section 2.1(b)(i).

(iii) At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest in the Partnership, each Partnership Unit held by the Surviving Company and Parent Affiliate immediately prior to the Partnership Merger Effective Time and the general partner interest in the Partnership shall be unaffected by the Partnership Merger and shall remain outstanding as Partnership Units of the Surviving Partnership held by Parent and Parent Affiliate.

(c) If at any time during the period between the date of this Agreement and the Company Merger Effective Time or Partnership Merger Effective Time, any change in the outstanding equity of the Company or the Partnership, as applicable, or securities convertible into or exchangeable into or exercisable for such equity, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, for the avoidance of doubt, any cash dividends permitted by clause (a) of the first sentence of Section 5.12) or other similar transaction, as applicable, then an appropriate and proportionate adjustment shall be made to the Per Share Merger Consideration or the Per Partnership Unit Merger Consideration, as applicable; provided, however, that nothing set forth in this Section 2.1(c) shall be construed to supersede or in any way limit the prohibitions set forth in Section 5.1 hereof.

Section 2.2 Treatment of Equity Awards and Plans.

(a) LTIP Units. Immediately prior to the Company Merger Effective Time, (i) any vesting conditions applicable to each outstanding LTIP Unit (as defined in the Company’s 2015 Equity Incentive Plan (the “Stock Plan”)), shall, as provided in Section 4.4(E)(vi) of the Partnership Agreement, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto shall, automatically and without any required action on the part of the holder thereof, lapse and (ii) the Company, as the general partner of the Partnership, shall exercise its right to cause a Forced Conversion (as defined in the Partnership Agreement) with respect to the maximum number of LTIP Units then eligible for conversion in accordance with Section 4.4.E(iii) of the Partnership Agreement, such that, as of immediately prior to the Company Merger Effective Time, each LTIP Unit shall be converted into one Partnership Unit. For the avoidance of doubt, such Partnership Units issued in respect of such LTIP Units shall be treated as Partnership Units for purposes of this Agreement and the holders of such Partnership Units shall be treated as holders of Partnership Units as described in Section 2.1(b).

(b) ESPP. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Company Merger Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and, if appropriate, amending the terms of the Company’s 2015 Non-Qualified Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable Law to (i) ensure that no purchase period shall be authorized or commenced under the ESPP on or after the date of this Agreement, (ii) terminate the ESPP in its entirety at the Company Merger Effective Time with no further rights granted or exercised under the ESPP thereafter and (iii) prohibit the entry of new participants in the ESPP following the date of this Agreement.

(c) At or prior to the Company Merger Effective Time, the Company and the Company Board, both for itself and as the sole general partner of the Partnership, shall adopt any resolutions and take any actions that are necessary or desirable to (i) effectuate the treatment of the LTIP Units pursuant to Section 2.2(a) and (ii) cause the Stock Plan to terminate at the Company Merger Effective Time. The Company shall take all actions necessary to ensure that from and after the Company Merger Effective Time neither Parent nor the Surviving Company will be required to deliver Company Shares, Partnership Units or other capital stock of the Company or the Partnership to any Person pursuant to or in settlement of Company equity awards.

Section 2.3 Exchange and Payment.

(a) Prior to the Closing, Parent, Merger Sub and Merger Partnership shall enter into an agreement (in a form reasonably acceptable to the Company and the Partnership) with Equiniti Trust Company to act as agent for the equityholders of the Company and the Partnership in connection with the Mergers (the “Paying Agent”) to receive the applicable Merger Consideration to which holders of Company Shares or Partnership Units shall become entitled pursuant to this Article II. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Company Merger Consideration and the Partnership Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Company Shares and Partnership Units for the applicable Merger Consideration.

(b) Promptly after the Closing, the Surviving Company shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that (i) immediately prior to the Company Merger Effective Time represented outstanding Company Shares (each, a “Share Certificate”) that were converted into the right to receive the Per Share Merger Consideration with respect thereto pursuant to Section 2.1(a)(i) and (ii) immediately prior to the Partnership Merger Effective Time represented outstanding Partnership Units (together with the Share Certificates, the “Certificates”) that were converted into the right to receive the Per Partnership Unit Merger Consideration with respect thereto pursuant to Section 2.1(b)(i): (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(i)) to the Paying Agent); and (B) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.3(i)) in exchange for the applicable Merger Consideration payable with respect thereto pursuant to Section 2.1(a)(i) and Section 2.1(b)(i). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof as provided in Section 2.3(i)) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Company Share or Partnership Unit, as applicable, formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be canceled. Promptly after the Closing Date, the Paying Agent shall issue and deliver to each holder of uncertificated Company Shares or Partnership Units represented by book entry (“Book-Entry Interests”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.1(b)(i) in respect of such

Book-Entry Interests, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Interests shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Interests on the applicable Merger Consideration payable in respect of Certificates or Book-Entry Interests.

(c) If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Interest is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Interest shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Interest surrendered or shall have established to the satisfaction of the Surviving Company or the Partnership, as applicable, that such Tax either has been paid or is not applicable.

(d) Until surrendered or transferred as contemplated by this Section 2.3, each Certificate or Book-Entry Interest (other than any Certificate or Book-Entry Interest evidencing Company Shares to be canceled in accordance with Section 2.1(a)(ii)) shall be deemed at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, to represent only the right to receive the applicable Merger Consideration payable in respect of Company Shares or Partnership Units theretofore represented by such Certificate or Book-Entry Interests, as applicable, pursuant to Section 2.1(a)(i) and Section 2.1(b)(i).

(e) Prior to the Closing, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 10:30 a.m. (Dallas time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Company Shares held of record by DTC or such nominee immediately prior to the Company Merger Effective Time multiplied by the Per Share Merger Consideration (such amount, the “DTC Payment”) and (ii) if the Closing occurs after 10:30 a.m. (Dallas time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, holders of Company Shares or Partnership Units (that are converted into the right to receive Per Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable) shall cease to be, and shall have no rights as, stockholders of the Company or limited partners of the Partnership, other than the right to receive the Per Share Merger Consideration or Per Partnership Unit Merger Consideration, as applicable, as provided under Section 2.1. All cash paid upon the surrender for exchange of Certificates or Book-Entry Interests in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares or Partnership Units, as applicable, formerly represented by such Certificates or Book-Entry Interests. On the Closing Date, the stock transfer books of the Company and the unit transfer books of the Partnership shall be closed and there shall be no further registration of transfers of the Company Shares or Partnership Units (except for the transfer of Partnership Units owned by the Company to the Surviving Company in the Company Merger and

the transfer of Partnership Units to Parent Affiliate in the Affiliate Contribution). If, after the Closing, Certificates are presented to the Surviving Company, the Surviving Partnership or the Paying Agent for transfer or transfer is sought for Book-Entry Interests, such Certificates or Book-Entry Interests shall be canceled and exchanged as provided in this Article II.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Company, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), the Surviving Company shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Company.

(h) At any time following the date that is 12 months after the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Interests, and thereafter such holders shall be entitled to look to the Surviving Company or the Surviving Partnership (subject to abandoned property, escheat or other similar Laws), as applicable, only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificate or Book-Entry Interests.

(i) If any Certificates have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against such Certificates, the Surviving Company or the Surviving Partnership with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) None of Parent, Merger Sub, the Surviving Company, the Partnership, Merger Partnership, the Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Interests immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, and any former holder of Company Shares or Partnership Units who has not theretofore complied with this Section 2.3 shall thereafter look only to the Surviving Company for payment of their claim for applicable Merger Consideration, without any interest thereon.

Section 2.4 Withholding Rights. Each Person making any payment pursuant to this Agreement or the transactions contemplated hereby shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares or Partnership Units or any amounts otherwise payable pursuant to this Agreement or the transactions contemplated hereby, as applicable, such amounts as such payor is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement and the transactions contemplated hereby, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except (a) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face) or (b) as disclosed in the Company SEC Documents made available to Parent (provided, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature shall be excluded), the Company and the Partnership jointly and severally represent and warrant to Parent, Merger Sub and Merger Partnership as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and the Company Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and/or operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate with any other event, change, circumstance, occurrence, condition, development or effect, has had or would reasonably be expected to (A) have a material adverse effect on the properties, assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and the Company

Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impede the performance by the Company or the Partnership of their obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated hereby, provided, however, that with respect to clause (A), no event, change, circumstance, occurrence, condition, development or effect shall constitute or be taken into account in determining whether there has been or is a Material Adverse Effect to the extent resulting from: (1) changes in general economic, securities, credit or other financial market, business or geopolitical conditions; (2) any outbreak or escalation of hostilities or any acts of war or terrorism; (3) general legal, regulatory, economic or business condition changes or developments arising after the date of this Agreement in the electric transmission or electric distribution industries in Texas, other than changes or developments that render operationally unusable any facility or property of the Company or any of the Company Subsidiaries; (4) any adoption, implementation, promulgation, repeal, modification, interpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity or by ERCOT; (5) changes in GAAP or any applicable accounting regulations or principles or interpretations thereof after the date of this Agreement; (6) any change in the price or trading volume of the Company’s stock on the New York Stock Exchange (the “NYSE”) (provided, that the facts or occurrences giving rise to or contributing to any such change(s) that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (7) any failure in and of itself by the Company or any of the Company Subsidiaries to meet internal or published projections, forecasts or revenue or earnings predictions (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (8) any Transaction Litigation (provided, that the facts, events, changes, effects, developments, circumstances or occurrences underlying such Transaction Litigation that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (9) any action or omission on the part of the Company or any Company Subsidiary required to be taken or omitted under the terms of this Agreement, the Asset Exchange Agreement (without giving effect to any waiver by SU thereunder) or the Omnibus Termination Agreement or with the consent or at the direction of Parent; or (10) the execution, announcement or pendency of this Agreement and the Asset Exchange Agreement and the transactions contemplated hereby and thereby, including any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, financing sources or suppliers (provided, that this clause (10) shall not apply to references to “Material Adverse Effect” in Section 3.4); provided, further, that (x) facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (1) through (4) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such matters, changes, effects or developments have a materially disproportionate and adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities engaged in the relevant business in the State of Texas and (y) any condition or requirement of or arising from the Regulatory Approvals shall not constitute, or be deemed to contribute to, a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent true and complete copies of (i) the Company’s charter (the “Company Charter”), (ii) the Company’s bylaws (the “Company Bylaws”), (iii) the certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”), (iv) the Partnership Agreement and (v) the

governing documents of each of the Company Subsidiaries (other than the Partnership), in each case of clauses (i) through (iv), as amended to the date of this Agreement, and each of the foregoing was duly adopted and as so delivered is in full force and effect. None of the Company, the Partnership nor any of their respective Subsidiaries is in violation of any provision of such documents in any material respect.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a complete list of each Company Subsidiary, together with its jurisdiction of organization and the ownership interest (and percentage interest) of the Company or a Company Subsidiary and any other Person, as applicable, in each Company Subsidiary. Except for the capital stock of, or other equity or voting interests in, the Company Subsidiaries (including, for the avoidance of doubt, the Partnership), the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(d) Except as set forth on Section 3.1(d) of the Company Disclosure Letter, the Company has not exempted any “Person” from any “Common Stock Ownership Limit” or “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 450,000,000 Company Shares and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of September 30, 2018, (A) 43,962,167 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (B) no shares of Preferred Stock were outstanding and (C) an aggregate of 16,742,160 Company Shares are subject to issuance in connection with redemption or exchange rights of holders of Partnership Units in accordance with the terms of the Partnership Agreement. No Company Subsidiary owns any shares of capital stock of the Company. As of September 30, 2018, other than 236,401 Company Shares reserved for issuance under the Stock Plan, 250,000 Company Shares reserved for issuance under the ESPP and the 16,742,160 Company Shares described in clause (C) above, the Company has no shares of capital stock reserved for issuance. Upon any issuance of any Company Shares in accordance with the terms of the Stock Plan, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above, (1) there are no outstanding or authorized (x) shares of capital stock or other voting securities of the Company (other than Company Shares that have become outstanding after September 30, 2018, but were reserved for issuance as set forth above), (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) except as set forth in Section 3.2(a) of the Company Disclosure Letter, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (3) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party and (4) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company is not required to be registered as an “investment company,” as such term is defined in the Investment Company Act of 1940.

(b) The Company is the sole general partner of the Partnership. As of September 30, 2018 the Company holds 43,962,167 Partnership Units. In addition to the Partnership Units held by the Company, as of September 30, 2018, (i) 16,623,853 issued and outstanding Partnership Units (excluding LTIP Units) were held by Persons other than the Company, (ii) 93,491 issued and outstanding LTIP Units were earned, vested and not subject to forfeiture, (iii) 24,816 issued and outstanding LTIP Units were unvested, (iv) 236,401 LTIP Units were reserved under the Stock Plan and available for future issuance pursuant to the Partnership Agreement, and (v) other than the foregoing specified number of units, no other units or equity interests in the Partnership were issued and outstanding. All of the Partnership Units (including LTIP Units) were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). Section 3.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of September 30, 2018 of all holders (other than the Company) of the Partnership Units (including LTIP Units), the number and type of such Partnership Units held, and the grant date, vesting schedule, terms and, where applicable, exercise price of such Partnership Units. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date hereof, there are no (A) existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests in the Partnership or any securities convertible into exchangeable for any partnership interests in the Partnership or (B) outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth on Section 3.2(b) of the Company Disclosure Letter, the Partnership Units that are owned by the Company are owned free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) other than any transfer and other restrictions under applicable federal and state securities Laws or the Partnership Agreement.

(c) Except with respect to the Partnership (which is the subject of Section 3.2(b)) or as set forth on Section 3.2(c) of the Company Disclosure Letter, each of the outstanding equity interests in each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Company Subsidiary free and clear of any Liens (other than any transfer and other restrictions under applicable federal and state securities Laws). Neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other securities of the Company or any of Company Subsidiaries.

(d) All dividends or other distributions on the Company Shares and the Partnership Units and any dividends or other distributions on any securities of any of the Company Subsidiaries that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, other than the Company Stockholder Approval and the filing of the Company Certificate of Merger with the Delaware Secretary of State and the Company Articles of Merger with the SDAT, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub and Merger Partnership, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (the “Bankruptcy Exceptions”)).

(b) The Conflicts Committee unanimously declared the Company Merger advisable and in the best interests of the Company, and has approved this Agreement, the Company Merger and the other transactions contemplated hereby, and has recommended approval of the same by the Company Board. On or prior to the date of this Agreement, at a meeting duly called and held, acting on the unanimous recommendation of the Conflicts Committee, the Company Board has unanimously (i) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (ii) determined that this Agreement, the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, the Company, (iii) subject to Section 5.4, resolved to recommend that its stockholders vote to adopt this Agreement and approve the Company Merger and the other transactions contemplated by this Agreement and (iv) directed that this Agreement and the Company Merger be submitted to the stockholders of the Company for their consideration, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Company Merger or the other transactions contemplated hereby.

(c) The Partnership has all necessary partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Partnership and the Company in its capacity as the general partner of the Partnership, and, other than filing the Partnership Certificate of Merger with the Delaware Secretary of State, no additional proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement or the consummation of the transactions contemplated hereby by the Partnership. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub and Merger Partnership, constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms (except to the extent that enforceability may be limited by applicable Bankruptcy Exceptions).

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and the Partnership, and the consummation by the Company and the Partnership of the transactions contemplated hereby, do not and will not (i) subject to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws, the Certificate of Limited Partnership or the Partnership Agreement, as applicable, or the equivalent organizational documents of any of the other Company Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (xii) of Section 3.4(b) have been obtained and all filings described in such clauses have been made, conflict with or violate any federal, state, territorial, provincial, municipal, regional, tribal, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, Order, writ, injunction or decree (collectively, “Law”) applicable to the Company or any Company Subsidiary, or by which any of their respective properties or assets are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination (except pursuant to the Omnibus Termination Agreement), vesting (except as provided in Section 2.2), cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, or result in the creation of any Lien on any of the assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, arrangement, commitment, deed of trust, loan, contract, agreement, lease (whether for real or personal property), easement, license, right of way, permit or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the Partnership, and the consummation by the Company and the Partnership of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under state securities, takeover and “blue sky” laws, (ii) such filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from the PUCT pursuant to authority asserted by the PUCT pursuant to the Texas Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001-66.016, as amended (“PURA”), the PUCT’s regulations thereunder and the approval of the PUCT thereunder (the “PUCT Approval”), (iii) any filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from, ERCOT or the TRE, (iv) such filings with the FERC pursuant to the Federal Power Act (the “Federal Power Act”), and the approval of the FERC thereunder (the “FERC Approval”), (v) such filings with the FCC required to consummate the transactions contemplated by this Agreement (the “FCC Approval”), (vi) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Act Approval” and collectively with the PUCT Approval, the FERC Approval, the FCC Approval and the CFIUS Approval, the “Regulatory Approvals”), (vii) such filings as are necessary to comply with the applicable requirements of the NYSE, (viii) the filing of the Company Certificate of Merger and the Partnership Certificate of Merger with the Delaware Secretary of State, (ix) the filing of the Company Articles of Merger with the SDAT, (x) the submission of a joint voluntary notice of the transactions contemplated by this Agreement to CFIUS pursuant to the DPA and receipt of the CFIUS Approval, (xi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its Affiliates and (xii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis since January 1, 2016, all forms, reports, statements, certifications, schedules and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) (all such forms, reports, statements, certifications, schedules and other documents filed or furnished since January 1, 2016, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company included in the Company SEC Documents (including any related notes thereto) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated and complied in all material respects with the published rules and regulations of the SEC applicable thereto.

(c) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other Persons who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2016, there have not been any actual or, to the knowledge of the Company, threatened, enforcement actions, penalties, whistleblower reports or material written complaints (and, to the knowledge of the Company, no other material complaints) regarding accounting controls or auditing matters of the Company or any Company Subsidiary.

(d) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company. None of the Company Subsidiaries is currently separately subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2016. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and, as of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to in the future, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), which is intended to avoid disclosure of any material transaction involving, or material liability of, the Company or any Company Subsidiary that would otherwise be required to be disclosed on the Company’s or any Company Subsidiary’s audited financial statements or other Company SEC Documents.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2017 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business consistent with past practice since December 31, 2017, (c) incurred pursuant to the transactions contemplated by this Agreement or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Existing Indebtedness.

(a) The Company has made available to Parent correct and complete copies of all Contracts evidencing or securing any Existing Indebtedness of the Company or any Company Subsidiary (the “Existing Loan Documents”).

(b) The Existing Loan Documents are in full force and effect in all material respects. Neither the Company nor any Company Subsidiary is in default in any material respect, nor has it received written notice that it is in default in any material respect, under the Existing Loan Documents that remains uncured or which will not be cured prior to the Closing Date. The Company is current in all payments of principal and interest due under each Existing Loan Document applicable to it through the most recent scheduled payment date prior to the date hereof.

Section 3.8 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither the Company nor the Partnership makes any representation or warranty with respect to any information supplied by Parent, Merger Sub or Merger Partnership or any of their respective Representatives or Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2017 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s prior written consent, would constitute a breach of Sections 5.1(b)(v), 5.1(b)(vi), 5.1(b)(x), or 5.1(b)(xxiii) (with respect to Section 5.1(b)(xxiii), solely as it relates to Sections 5.1(b)(v), 5.1(b)(vi) and 5.1(b)(x)).

Section 3.10 Litigation. As of the date of this Agreement, except (a) as set forth on Section 3.10 of the Company Disclosure Letter and (b) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no civil, criminal or administrative suit, claim, action, proceeding, enforcement action, hearing, arbitration, mediation or investigation (each, an “Action”) by or before any Governmental Entity pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties or assets is or are subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) Except with respect to environmental matters, Taxes and energy regulatory matters (which are the subject of Section 3.13, Section 3.14 and Section 3.19 respectively), (i) the Company and each of the Company Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) no investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations, reviews or proceedings, the outcome of which would not reasonably be expected to have a Material Adverse Effect.

(b) Except with respect to Environmental Laws and Environmental Permits (which are the subject of Section 3.13), the Company and each of the Company Subsidiaries have in effect all permits, licenses, certifications, exemptions, registrations, consents, authorizations, franchises, variances, certificates, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except with respect to Environmental Laws and Environmental Permits (which are the subject of Section 3.13), all Permits described in Section 3.11(b) are valid and in full force and effect and the Company and each of the Company Subsidiaries are in compliance with such Permits, except where the failure to be valid, to be in full force and effect or to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except with respect to Environmental Laws and Environmental Permits (which are the subject of Section 3.13), all applications required to have been filed for the renewal of any of the Permits described in Section 3.11(b) have been filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entity, except where the failure to file such applications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12 Employees.

(a) Neither the Company nor any of the Company Subsidiaries has, or has had within the previous six years, any employees. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, no individual natural person (whether directly or through an entity of which he or she is the sole or majority member or owner) is providing material services to the Company or any of the Company Subsidiaries as a consultant or independent contractor. The Company’s activities are managed and operated by Hunt Manager under the Management Agreement. The Company has provided Parent with a complete and accurate copy of the Management Agreement, including all amendments thereto. Other than the Stock Plan or the ESPP, none of the Company, any of the Company Subsidiaries, or any of their ERISA Affiliates, is a party to, sponsors, maintains, contributes to or, within the previous six years, has had any obligations under or with regard to, any Benefit Plans, whether or not subject to ERISA.

(b) None of the Company, the Partnership or any of their ERISA Affiliates have maintained, sponsored, contributed to or had any obligation to contribute to, at any time within the previous six years, any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(c) Neither the Company nor any of the Company Subsidiaries is, or has been within the previous six years, a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and there are no pending, or to the knowledge of the Company, threatened, labor strike, picket, dispute, walk-out, work stoppage, slow-down, lockout or other labor disturbance involving the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries is, and at all times during the previous six years has been, in compliance in all material respects with all applicable Laws respecting employment and labor including all Laws relating to terms and conditions of employment, overtime pay, FLSA compliance, employee and independent contractor classification, non-discrimination, non-retaliation, wages and hours, employee leave, recordkeeping, equal employment opportunity, work authorization, immigration, occupational health and safety, collective bargaining, and the full payment of all required social security contributions and employment-related Taxes.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the Company SEC Documents: (i) the Company and each of the Company Subsidiaries and, except as would not reasonably be expected to result in liability to the Company or any of the Company Subsidiaries, each of the properties that the foregoing own, occupy, operate on or lease (“Property”) are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any Property or any other location, including any formerly owned, occupied, operated or leased by the Company or any of the Company Subsidiaries, except under circumstances in compliance with Environmental Law and that would not reasonably be expected to result in liability of the Company or any of the Company Subsidiaries under any applicable Environmental Law; (iii) there has been no Release of Materials of Environmental Concern by the Company or any of the Company Subsidiaries with respect to which investigative, remedial or corrective action is required pursuant to any Environmental Laws at any Property, or to the knowledge of the Company, at any other location, and there has not been any contamination or Release at any Property, or to the knowledge of the Company, at any other location, that is required to be reported by the Company or any of the Company Subsidiaries to a Governmental Entity under Environmental Laws; (iv) neither the Company nor any of the Company Subsidiaries is conducting or responsible for any reporting, investigation or remediation of any actual or alleged Release at any location, including any Property; (v) neither the Company nor any of the Company Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act or similar state statute or any other Environmental Law, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release or threatened Release, to the extent such matter has been formally resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (vi) neither the Company nor any of the Company Subsidiaries has received any written notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing and (vii) the Company has delivered to Parent copies of all material environmental documents prepared since December 31, 2010, in its possession relating to the Company’s or any Company Subsidiary’s compliance with or liability relating to Environmental Laws or the environmental condition of any property owned, occupied, leased or operated on by the Company or any of the Company Subsidiaries.

(b) Notwithstanding any other representations and warranties in this Agreement, except for Section 3.9 (Absence of Certain Changes or Events), Section 3.11 (Compliance with Laws) and Section 3.16 (Insurance), the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all applicable federal, state, territorial, provincial, municipal, regional, tribal, local or foreign laws, statutes or ordinances, common laws, rules, regulations, standards, judgments, orders, writs, injunctions, decrees, or arbitration awards of a Governmental Entity or requirements of a Governmental Entity agency or an Environmental Permit, relating to human exposure to Materials of Environmental Concern, relating to worker health or safety matters, or relating to the protection of the environment, including the protection of flora and fauna and the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(ii) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means (A) any hazardous, acutely hazardous, or toxic (or words of similar import) substance, material or waste defined and regulated as such or as a “pollutant” or a “contaminant” under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation, and Liability Act or the federal Resource Conservation and Recovery Act; or (B) any petroleum, petroleum product, breakdown product or byproduct, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive material or radon.

(iv) “Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, placing, discarding, abandoning, injecting, emptying, dumping, disposal, dispersal, deposit, migration or release of any Materials of Environmental Concern from any source into or upon the environment.

Section 3.14 Taxes.

(a) All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of the Company Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects.

(b) All Taxes payable on or before the date hereof by or on behalf of the Company or any Company Subsidiary (whether or not shown on a Tax Return) have been fully and timely paid, except those Taxes being contested in good faith or for which adequate reserves or accruals have been provided in accordance with GAAP.

(c) The Company (i) for all taxable years commencing with its taxable year ended December 31, 2015 (the year with respect to which the Company first made the election to be treated as a REIT for U.S. federal income tax purposes) through and including its taxable year ended December 31, 2017, has been operated in conformity for qualification and taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code, (ii) has operated, and will continue to operate, in such a manner so as to enable it to qualify for taxation as a REIT from January 1, 2018 through the Company Merger Effective Time and (iii) has not taken or omitted to take any action that could reasonably be expected to result in the Company’s failure to qualify for taxation as a REIT, and no challenge to the Company’s status or qualification for taxation as a REIT is pending or, to the knowledge of the Company, threatened in writing. Section 3.14(c) of the Company Disclosure Letter sets forth each Company Subsidiary and its classification for U.S. federal income tax purposes as of the date hereof, including a list of each (x) “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”), (y) taxable REIT subsidiary within the meaning of Section 856(l)(2) of the Code (each a “Taxable REIT Subsidiary”) and (z) REIT owned directly or indirectly by the Company. Each entity that is listed in Section 3.14(c) of the Company Disclosure Letter as a partnership or limited liability company has, since the later of the date of its formation and the date on which the Company first acquired an interest in such entity, been treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Other than corporations that have jointly elected with the Company to be a Taxable REIT Subsidiary, no entity in which the Company owns an interest is a corporation for U.S. federal income tax purposes. Other than the securities of entities described in this Section 3.14(c), neither the Company nor any Company Subsidiary owns or has owned any securities, as that term is defined in the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1, et seq.).

(d) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder), nor has any of them disposed of any such asset during its current taxable year.

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of the Company Subsidiaries, except for statutory Liens for Taxes not yet due.

(f) All representations made by Hunt Electric Infrastructure Investments Corporation (formerly known as Hunt Capital Corporation) (“HEIIC”) in the ruling submission(s) in respect to the Internal Revenue Service (the “IRS”) private letter ruling issued to HEIIC on March 13, 2007 (the “Private Letter Ruling”), and all facts referred to in the Private Letter Ruling, continue to be true in all material respects with respect to the assets and revenue of the Company and the Company Subsidiaries, and the Company has made available to Parent complete and correct copies of the IRS private letter ruling request and all other material correspondence with the IRS regarding such ruling submission(s) and, to the knowledge of the Company, any opinions regarding the same. Other than with respect to the Private Letter Ruling, neither the Company nor any Company Subsidiary has requested, has received or is subject to any ruling of a Governmental Entity, or has entered into any written agreement with a Governmental Entity, in each case with respect to Taxes (including, any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law)).

(g) None of the Company or the Company Subsidiaries (i) has been within the past five years or is currently the subject of any audits examinations, investigations or other proceedings in respect of any material Taxes or Tax matters by any Governmental Entity, (ii) has received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending, (iii) has waived or agreed to an extension of time of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (iv) is subject to any written claim or deficiency for any Tax which has not been satisfied by payment, settled or been withdrawn.

(h) Each of the Company and the Company Subsidiaries has (i) complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (ii) in all material respects, properly completed and timely filed all IRS Forms W-2, 1099, and 1042-S required to be filed and (iii) collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or furnished properly completed exemption certificates, and has maintained all such records and supporting documents as and to the extent required by applicable Law.

(i) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement other than (i) any agreement or arrangement between the Company and any Company Subsidiary and (ii) provisions in commercial Contracts not primarily relating to Taxes.

(j) Neither the Company nor any Company Subsidiary has constituted any of (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) or (ii) a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code), in each case (A) in a distribution of shares qualifying or intended to qualify for tax-free treatment under Section 355 or 356 of the Code since December 7, 2015 or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(k) Except as set forth in Section 3.14(k) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), or as a transferee or successor.

(l) Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m) Taking into account all distributions to be made by the Company prior to the Company Merger Effective Time and the deemed liquidating distribution occurring at the Company Merger Effective Time (as described in Section 1.9), the Company will have distributed cash for the taxable year that includes the Closing Date and ends at the Company Merger Effective Time to its stockholders of record, in an amount that is at least $50,000,000 greater than the Company’s REIT taxable income and net capital gain for such taxable year through and including the Company Merger Effective Time (based on reasonable estimates agreed to in writing by the Company and Parent and including the taxable gain recognized in the deemed sale described in Section 1.9) and the Company will not be subject to Tax under Section 857(b) or 4981 of the Code in respect of such taxable year.

(n) Beginning with the Company’s taxable year ended December 31, 2015, (i) the Company and the Company Subsidiaries have not incurred any material liability for Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code or Section 337(d) (and/or Section 1374) of the Code (and the applicable Treasury Regulations thereunder) which have not been previously paid and (ii) since January 1, 2018, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business or (B) transfer or similar Taxes arising in connection with a sale, exchange or other transfer of property. Neither the Company nor any Company Subsidiary holds any asset that, if sold at or prior to the Company Merger Effective Time, would be subject to Tax (regardless of the amount of gain or income resulting from such sale) under Section 857(b)(6)(A) of the Code.

(o) There are no Company Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company, threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement.

(p) Section 3.13(p) of the Company Disclosure Letter sets forth each Subsidiary Partnership that has made a valid election under Section 754 of the Code.

(q) As of December 31st of each taxable year of the Company from and since the Company’s taxable year ended December 31, 2015, and as of the date hereof, neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries of the Company) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(r) (i) Neither the Company nor any Company Subsidiary has failed to obtain or comply with any assessment or reassessment with respect to real property to the extent required under applicable Law or otherwise failed to comply in any material respect with applicable Laws relating to the reporting, collection and payment of real property Taxes and (ii) to the knowledge of the Company, there are no proposed reassessments of any real property owned by the Company or any Company Subsidiary that would result in a material increase in the amount of any Tax to which Company or any Company Subsidiary would be subject.

(s) The Company is not a “successor corporation” (within the meaning of Treasury Regulations Section 1.856-8(c)(2)) of InfraREIT, L.L.C.

(t) The Company has complied with the requirements of Section 857(f)(1) of the Code and Treasury Regulations Sections 1.857-8 with respect to each of the Company’s completed taxable years.

(u) None of the Company or any Company Subsidiary has (i) agreed or is required to make an adjustment under Section 481(a) of the Code or any similar provision of state or local tax law by reason of a change in method of accounting prior to the Closing, (ii) entered into a closing agreement prior to the Closing or (iii) engaged in an installment sale or open transaction, or received a prepaid amount, prior to the Closing which, in each case that would require Parent, the Surviving Company or any of their respective Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(v) The Company will not be a “personal holding company” within the meaning of Section 542(a) of the Code for its taxable year that ends at the Company Merger Effective Time.

(w) As used in this Agreement:

(i) “Taxes” means U.S. federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all net income, gross income, alternative minimum, accumulated earnings, capital gain, gross receipts, sales, use, value added, services, ad valorem, environmental, occupation, margins, commercial activity, transfer, franchise, capital stock, capital investment, profits, license, withholding, windfalls, payroll, employment, unemployment, excise, registration, social security, disability, workers’ compensation contributions, estimated, severance, stamp, stamp duty, occupancy, real property, and personal property (tangible and intangible), escheat, or other similar taxes, including all interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any attachments thereto and any amendments thereto.

Section 3.15 Contracts.

(a) Except for this Agreement, the Asset Exchange Agreement and the Omnibus Termination Agreement, the other agreements executed contemporaneously herewith or therewith and Contracts listed on Section 3.15(a) of the Company Disclosure Letter, and except as filed with the SEC, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Contract that:

(i) is filed or required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) relates to any partnership, joint venture, co-investment, limited liability, strategic alliance or similar agreement involving the Company or any Company Subsidiary (other than any such agreement solely between or among the Company and its Subsidiaries);

(iii) contains any non-compete, exclusivity, “most favored nations” or other similar provision that limits or purports to limit, in any material respect, either the type of business in which the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) may engage, the terms or conditions the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) can offer to any other Person, or the geographic area in which the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) may so engage;

(iv) involves any pending or future acquisition or disposition of (A) real property or real property interest or (B) except as in the ordinary course of business consistent with past practice, any material personal property, in each case, with a fair market value in excess of $1,000,000;

(v) involves any pending or contemplated merger, consolidation or similar business combination transaction with the Company or any of the Company Subsidiaries;

(vi) by its terms obligates the Company or any Company Subsidiary to make expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) or entitled to payments (A) in excess of $1,000,000, in any 12-month period or (B) in excess of $2,000,000 in the aggregate over the term of such Contract;

(vii) relates to the settlement or proposed settlement of any dispute or Action in which the amount to be paid in settlement involves (A) the issuance of any securities by the Company or any Company Subsidiary or (B) the payment of any cash or other consideration having a value, in each case, of more than $1,000,000;

(viii) contains a standstill or similar Contract pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of any other Person;

(ix) is of the type that is or would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(x) involves the lease by the Company or any Company Subsidiary (as lessors) of any Retained Assets;

(xi) was entered into with any Company Subsidiary or any other Person in which the Company holds, directly or indirectly, any ownership interest which relates to the rights of the Company with respect to voting, rights of first offer, rights of first refusal or other similar rights regarding equity interests in such Person;

(xii) evidences a capitalized lease obligation in excess of $5,000,000, or that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, suretyship, “keep well” or other agreement providing for or guaranteeing indebtedness of any Person in excess of $5,000,000 (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), except for any Contract solely among or between the Company and any Company Subsidiary;

(xiii) contains restrictions on the ability of the Company, the Partnership or any Company Subsidiary to pay dividends or other distributions (other than pursuant to the Company Charter, Company Bylaws, the Partnership Agreement or any Existing Loan Document);

(xiv) purports to bind Affiliates of the Company (other than any Company Subsidiary) in any material respect, excluding any Contracts where such Affiliates of the Company are also parties to such Contracts;

(xv) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000, or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction.

Each such Contract described in clauses (i) through (xv) above is referred to herein as a “Material Contract.”

(b) Each Material Contract is valid and binding on the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company, or the Company Subsidiary party thereto, has performed all obligations required to be performed under such Material Contracts prior to the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any Company Subsidiary party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary party thereto or, to the knowledge of the Company, by any other party thereto. Neither the Company nor any Company Subsidiary has given or received notice of any violation or default under any Material Contract, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company has made available to Parent prior to the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto as in effect as of the date of this Agreement.

(d) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any material Government Contracts.

Section 3.16 Insurance. The Company has made available to Parent all material insurance policies maintained by the Company or any Company Subsidiary (each, an “Insurance Policy”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all Insurance Policies are in full force and effect, (b) all premiums due and payable thereon have been paid, (c) neither the Company nor any Company Subsidiary is in breach or default under any Insurance Policy and (d) neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit the termination or modification, of any Insurance Policy.

Section 3.17 Properties. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title, in fee or valid leasehold, easement, license, right of way or other rights, to the Retained Assets necessary to permit the Company and the

Company Subsidiaries to conduct their business with respect to the Retained Assets as currently conducted free and clear of any Liens, options, rights of first refusal, rights of first offer or any similar options to purchase or lease all or any portion of the Retained Assets, conditions, encroachments, easements, rights-of-way, restrictions or other similar encumbrances, other than Permitted Liens. In the case of any such real property leased by the Company or any of the Company Subsidiaries or subject to an easement or other rights of use for the benefit of the Company or any of the Company Subsidiaries, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there exists no uncured breach or default on the part of the Company or any of the Company Subsidiaries or, to the knowledge of the Company, the landlord, under the applicable lease, or the grantor or licensor, under the applicable easement or use agreement. There are no condemnation or eminent domain proceedings (or any consensual agreement in lieu of condemnation or eminent domain) pending, or to the knowledge of the Company threatened in writing, with respect to any real property that the Company or any of the Company Subsidiaries owns, leases or operates in the Retained Assets, except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.18 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) The Company and the Company Subsidiaries own or have the right to use, pursuant to a license, sublicense, agreement or otherwise, all Intellectual Property required in the operation of their businesses as presently conducted, and none of the foregoing will be adversely impacted by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

(b) Neither the Company nor any of the Company Subsidiaries has infringed, misappropriated, or otherwise violated, directly or indirectly, the Intellectual Property rights of any Person during the past six years and no third party has asserted in a writing delivered to the Company or any of the Company Subsidiaries an unresolved claim that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of such third party; and

(c) To the knowledge of the Company, no third party is infringing misappropriating or otherwise violating on the Company-Owned Intellectual Property.

Section 3.19 Regulatory Matters.

(a) The Company’s Subsidiary, SDTS, is subject to regulation under Texas Law as a “public utility” and an “electric utility” (as such terms are defined in PURA) and as a “transmission service provider” (as such term is defined in 16 Tex. Admin. Code § 25.5). SDTS is not a “holding company” under the Public Utility Holding Company Act of 2005. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is party to any ongoing regulatory proceedings at the PUCT, nor is the Company or any Company Subsidiary party to any ongoing enforcement actions, whether formal or informal, by the PUCT, the TRE, Independent Market Monitor, North American Electric Reliability Corporation or other agency with enforcement authority except for such regulatory proceedings and enforcement actions that have not had and would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Letter, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations, reviews or proceedings, the outcome of which would not reasonably be expected to have a Material Adverse Effect.

Section 3.20 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent, Merger Sub and Merger Partnership in Section 4.9, the Company Board has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other takeover Laws or regulations included in the MGCL (including the Maryland Business Combination Act and Maryland Control Share Acquisition Act) or the DRULPA (collectively, “Takeover Laws”).

Section 3.21 Certain Business Practices. The Company, the Company Subsidiaries and, to the knowledge of the Company, their respective directors, officers, employees, consultants and agents, in each case acting on behalf of the Company, have complied in all material respects at all times since January 1, 2015, and are in compliance in all material respects with (a) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and the Company Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of the Company Subsidiaries. None of the Company, any of the Company Subsidiaries and/or, to the knowledge of the Company, any of the Company’s and the Company Subsidiaries’ respective directors, officers, employees, consultants and agents in each case acting on behalf of the Company have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any Laws described in clause (b) of the immediately preceding sentence, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. As used in this Section 3.21, the term “Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization. The Company and the Company Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of the Company Subsidiaries operates.

Section 3.22 Affiliate Transactions. Except as set forth in Section 3.22 of the Company Disclosure Letter, no officer, director or Affiliate of Hunt, the Company, or any of the Company Subsidiaries is a party to any material Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property used by the Company or any of the Company Subsidiaries or has engaged in any material transaction with the Company or any of the Company Subsidiaries since January 1, 2017.

Section 3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Evercore Group, L.L.C., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent a complete and accurate copy of all Contracts pursuant to which Evercore Group, L.L.C. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

Section 3.24 Opinion of Financial Advisor. Evercore Group, L.L.C. has delivered to the Conflicts Committee its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Shares other than Hunt. A copy of such opinion will be delivered to Parent for informational purposes only on a non-reliance basis promptly following the execution of this Agreement.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of the Company and the Partnership acknowledges that none of Parent, Merger Sub, Merger Partnership or any other Person on behalf of Parent or Merger Partnership has made or is making any other express or implied representation or warranty, whether written or oral, with respect to Parent, Merger Sub, Merger Partnership or any of their respective Affiliates and neither the Company nor the Partnership has relied on any representation or warranty by any Person regarding Parent, Merger Sub or Merger Partnership, except as expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER PARTNERSHIP

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), Parent, Merger Sub and Merger Partnership, jointly and severally, represent and warrant to the Company and the Partnership as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent, Merger Sub and Merger Partnership (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, condition, development or effect that, individually or in the aggregate with any other event, change, circumstance, occurrence, condition, development or effect, has or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent, Merger Sub or Merger Partnership of their respective obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of formation, limited liability company agreement and limited partnership agreement, or equivalent organizational documents of each of Parent, Merger Sub and Merger Partnership, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of the Parent, Merger Sub or Merger Partnership is in violation of any provision of its certificate of formation or limited liability company agreement or equivalent organizational documents in any material respect.

Section 4.2 Authority. Each of Parent, Merger Sub and Merger Partnership has all necessary limited liability company or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Partnership and the consummation by Parent, Merger Sub and Merger Partnership of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, in its capacity as the sole member of Merger Sub and the general partner of Merger Partnership, and no other corporate proceedings on the part of Parent, Merger Sub or Merger Partnership are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Mergers, to the filing of the Partnership Certificate of Merger and the Company Certificate of Merger with the Delaware Secretary of State and the Company Articles of Merger with the SDAT. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Partnership and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Partnership, constitutes a legal, valid and binding obligation of Parent, Merger Sub and Merger Partnership, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable Bankruptcy Exceptions).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Partnership, and the consummation by Parent, Merger Sub and Merger Partnership of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of formation or limited liability company agreement or equivalent organizational documents of Parent, Merger Sub or Merger Partnership, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (xi) of Section 4.3(b) have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, Merger Sub or Merger Partnership or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or terminate or give rise to any right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, any Contract to which Parent or Merger Partnership is a party or by which Parent, Merger Sub or Merger Partnership or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent, Merger Sub and Merger Partnership, and the consummation by Parent, Merger Sub and Merger Partnership of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, takeover and “blue sky” laws, (ii) the PUCT Approval, (iii) any filings, reports or notices to, and consents, registrations, approvals, permits, orders and authorizations to or from, ERCOT or the TRE, (iv) the FERC Approval, (v) FCC Approval, (vi) the HSR Act Approval, (vii) such filings as necessary to comply with the applicable requirements of the NYSE, (viii) the filing of the Company Certificate of Merger and the Partnership Certificate of Merger with the Delaware Secretary of State, (ix) the filing of the Company Articles of Merger with the SDAT, (x) the submission of a joint voluntary notice of the transactions contemplated by this Agreement to CFIUS pursuant to the DPA and receipt of the CFIUS Approval and (xi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent, Merger Sub or Merger Partnership for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Merger Sub and Merger Partnership make no representation or warranty with respect to any information supplied by the Company, the Partnership, Hunt or any of their respective Representatives or Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no Action by or before any Governmental Entity pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or Merger Partnership that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.6 Ownership and Operations of Merger Sub and Merger Partnership. Merger Sub and Merger Partnership have been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Company Merger Effective Time and the Partnership Merger Effective Time, respectively, neither Merger Sub nor Merger Partnership will have engaged in any other business activities and will not have incurred any liabilities or obligations other than as contemplated herein. Immediately prior to the Company Merger Effective Time, Parent will be the sole member of Merger Sub. Immediately prior to the Partnership Merger Effective Time, Parent will be the sole general partner of Merger Partnership, and the Surviving Company will be the sole limited partner of Merger Partnership.

Section 4.7 Financing; Solvency.

(a) Parent, Merger Sub and Merger Partnership will have available to them on the Closing Date, sufficient cash, available committed lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article II, and to pay all related fees and expenses.

(b) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), from Sempra and the TTI Members pursuant to which Sempra and the TTI Members have, among other things, and subject to the terms and conditions thereof, committed to provide equity financing to Parent in the amounts set forth therein, which shall, combined, and, together with its available committed lines of credit, be at least the amount necessary for Parent, Merger Sub and Merger Partnership to satisfy their obligations under this Agreement, in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement. The Equity Commitment Letter expressly provides, and will continue to expressly provide until the earlier of the Closing and the valid termination of this Agreement in accordance with the terms of this Agreement, that each of the Company and the Partnership is a third-party beneficiary thereof that is entitled to cause Parent to obtain the equity financing provided for under the Equity Commitment Letter subject to the terms and conditions set forth therein and in this Agreement. As of the date hereof, the Equity Commitment Letter is in full force and effect and, to the knowledge of Parent, is a legal, valid and binding obligation of Sempra and the TTI Members, enforceable against Sempra and the TTI Members in accordance with its terms, subject to the Bankruptcy Exceptions. There is no default under the Equity Commitment Letter by Sempra and the TTI Members, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by Sempra or the TTI Members.

(c) Assuming that (i) the conditions to the obligation of Parent, Merger Sub and Merger Partnership to consummate the Mergers have been satisfied or waived, and (ii) the representations and warranties set forth in Article III are true and correct, then at and immediately following the Company Merger Effective Time and after giving effect to all of the transactions contemplated by this Agreement, Parent, the Surviving Company and each Subsidiary of the Surviving Company (including, for the avoidance of doubt, the Surviving Partnership), will be Solvent. Parent, Merger Sub and Merger Partnership are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Parent as the sole member of Merger Sub (which shall have occurred prior to the Company Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Parent as the general partner of Merger Partnership (which shall have occurred prior to the Partnership Merger Effective Time) is the only vote or consent of the holders of any partners of Merger Partnership necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.

Section 4.9 Ownership of Company Shares. As of the date of this Agreement, neither Parent, Merger Sub or Merger Partnership, nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Company Shares or Partnership Units or holds any rights to acquire or vote any Company Shares or Partnership Units, except pursuant to this Agreement.

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or Merger Partnership.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of Parent, Merger Sub and Merger Partnership acknowledges that none of the Company, the Partnership or any other Person on behalf of the Company or the Partnership has made or is making any other express or implied representation or warranty, whether written or oral, with respect to the Company, the Partnership, or any of the other Company Subsidiaries or their respective Affiliates, businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company, the Partnership and the other Company Subsidiaries or with respect to any other information provided to Parent, Merger Sub or Merger Partnership or their respective Representatives in connection with the Mergers or the transactions contemplated by this Agreement. Neither the Company, the Partnership nor any other Person will have or be subject to any liability to Parent, Merger Sub, Merger Partnership or any other Person resulting from the distribution to Parent, Merger Sub or Merger Partnership, or Parent’s, Merger Sub’s or Merger Partnership’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or Merger Partnership in certain “data rooms” or management presentations in expectation of, or in connection with, the Mergers or the transactions contemplated by this Agreement.

Section 4.12 Access to Information. Each of Parent, Merger Sub and Merger Partnership (a) has had an opportunity to discuss and ask questions regarding the business of the Company and the Company Subsidiaries (including, for the avoidance of doubt, the Partnership) with the management of the Company, (b) has had access to the books and records of the Company and the Company Subsidiaries, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and the Company Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and the Company Subsidiaries, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company and the Partnership.

(a) Each of the Company and the Partnership covenants and agrees that, during the period from the date hereof until the Company Merger Effective Time or the earlier termination of this Agreement, except (i) as permitted or required by (A) this Agreement, (B) the Asset Exchange Agreement (without giving effect to any or waiver by SU thereunder) or (C) the Omnibus Termination Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) unless Parent shall otherwise consent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of the Company Subsidiaries (including, for the avoidance of doubt, the Partnership), to (x) conduct its business in the ordinary course of business, consistent with past practice, in material compliance with all applicable Laws, (y) use commercially reasonable efforts to preserve substantially intact its business organization, goodwill, ongoing business and present relationships with Governmental Entities, tenants, customers, suppliers, creditors and other Persons with which it has material business relations and the services of its present officers and employees and (z) maintain the Company’s qualification for taxation as a REIT; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Company Merger Effective Time, except (w) as required or expressly permitted by (1) this Agreement, (2) the Asset Exchange Agreement (without giving effect to any waiver by SU thereunder) or (3) the Omnibus Termination Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law or (z) unless Parent shall otherwise consent in writing (which consent, other than with respect to clauses (i), (ii) and (iii), shall not be unreasonably withheld or delayed), neither the Company nor any of the Company Subsidiaries shall:

(i) amend or otherwise change, or propose to amend or otherwise change, its charter or bylaws or any similar governing instruments;

(ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except (A) issuances of Company Shares upon redemption or exchange of Partnership Units pursuant to the Partnership Agreement or (B) issuances of Company Shares or Partnership Units to directors of the Company in accordance with the Company’s director compensation policy as in effect as of the date of this Agreement as set forth in Section 5.1(b)(iii) of the Company Disclosure Letter;

(iv) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective share capital, partnership interests or other equity interests, or make any actual, constructive or deemed distribution in respect of any shares of their respective share capital, partnership interests or other equity interests, or otherwise make any payments to equityholders in their capacity as such (except for (A) the payment of dividends or other distributions described in Section 5.12, (B) the payment of dividends or other distributions declared publicly at least five days prior to the date of this Agreement and (C) any dividend or other distribution by a Company Subsidiary to the Company or to other Company Subsidiaries);

(v) adjust, split, combine, redeem, repurchase or otherwise acquire any of their respective share capital, partnership interests or other equity interests (except (A) the redemption or exchange of Partnership Units pursuant to the Partnership Agreement or (B) after reasonable prior notice to Parent detailing the necessity of such action, in connection with any repurchase deemed necessary in order to maintain its status as a REIT under the Code), or reclassify, combine, split, subdivide or otherwise amend the terms of any of their respective share capital, partnership interests or other equity interests;

(vi) (A) acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership or other business organization or division thereof or, except as permitted by Section 5.1(b)(xi), any assets, securities, real property, personal property, equipment, business or other rights, in each case, having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than purchases of inventory, supplies and similar materials in the ordinary course of business consistent with past practice or pursuant to existing Material Contracts listed on Section 3.14 of the Company Disclosure Letter; or (B) issue, sell, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) or authorize the issuance, sale, disposition, grant or transfer of any corporation, partnership or other business organization or division thereof or any Retained Assets, assets, real property, personal property, equipment, business or other rights, or their respective share capital, partnership interests or other equity interests, any securities convertible into or exchangeable or exercisable for any of their respective share capital, partnership interests or other equity interests or such convertible or exchangeable securities, in each case, having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Material Contracts;

(vii) enter into any agreement with respect to the voting of any of their respective share capital, partnership interests or other equity interests;

(viii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), (B) issue or sell any debt securities or warrants or other rights to acquire any debt security (other than the issuance of trade credit issued in the ordinary course of business), (C) enter into any “keep well” or similar agreement to maintain the financial condition of another entity or (D) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of any of the Company Subsidiaries), in each case, other than in the ordinary course of business consistent with past practice and in any event not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(ix) except in connection with transactions or expenditures that are otherwise permitted by this Section 5.1(b), amend in any material respect, terminate (other than at the end of the term), renew or materially extend, or waive any material noncompliance with the terms of or breaches under, any Material Contract, or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(x) make any material changes with respect to accounting policies or procedures, except (A) as required by changes in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;

(xi) make any capital expenditures that are not contemplated by the capital expenditures forecast provided by the Company to Parent, a copy of which is provided in Section 5.1(b)(xi) of the Company Disclosure Letter (the “CapEx Forecast”), except to the extent that any such capital expenditure inconsistent with the CapEx Forecast is (A) reasonably necessary in response to natural disasters, acts of God, fires, terrorist attacks or changes in applicable Law, (B) reasonably necessary to satisfy obligations to service customers under applicable Law to maintain the safety or reliability of the Company’s or the Company Subsidiaries’ assets, or (C) required to maintain compliance with Good Utility Practice;

(xii) except (A) as otherwise permitted by this Section 5.1(b), (B) for borrowings under existing revolving credit facilities (or replacements thereof on comparable terms) for purposes of funding ordinary course working capital or (C) pursuant to any mandatory payments under any indebtedness or other similar arrangements in existence on the date of this Agreement, incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (1) in the ordinary and usual course of business consistent with past practice, (2) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (3) fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby;

(xiii) subject to clauses (iv) and (v) of this Section 5.1(b), take any action that could reasonably be expected to, or fail to take any action the failure of which could reasonably be expected to, (A) cause the Company to fail to qualify for taxation as a REIT for U.S. federal income tax purposes (until the REIT status is terminated by virtue of the Company Merger), (B) result in a reasonable challenge by the IRS or any other Governmental Entity to the Company’s qualification for taxation as a REIT for U.S. federal income tax purposes, (C) cause the Partnership to be treated other than as a partnership for U.S. federal income tax purposes or (D) cause any Company Subsidiary to cease to be treated for U.S. federal income Tax purposes as a disregarded entity, partnership, Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be; provided, however, if taking an action (or refraining therefrom) described in this clause (xiii) would be otherwise required or prohibited, as applicable, by any other clause in this Section 5.1(b), the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action, and (3) take such action as Parent reasonably recommends;

(xiv) except in each case if the Company reasonably determines, after prior consultation with Parent, that such action is reasonably necessary to preserve the Company’s qualification for taxation as a REIT for U.S. federal tax purposes, or to preserve the entity classification of any Company Subsidiary as a disregarded entity, partnership, Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be, for U.S. federal income tax purposes, (A) file any Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments), (B) except as provided in Section 5.15, amend any Tax Return, (C) make, change or rescind any Tax election that alters the Tax classification of any entity, (D) with respect to any material Tax election not described in clause (C) of this Section 5.1(b)(xiv), make any such Tax election that is inconsistent with past practice or change or rescind any such Tax election (other than the designation of dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (E) settle or compromise any material Tax claim or assessment by any Governmental Entity, (F) change any Tax accounting method, (G) enter into any closing agreement with respect to Taxes, (H) request any ruling with respect to Taxes from a Governmental Entity, (I) surrender any right to claim a refund of Taxes, or (J) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xv) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2017;

(xvi) materially amend or terminate the Omnibus Termination Agreement;

(xvii) (A) hire any employee or engage any consultant who is a natural person; (B) enter into, or become bound by, any collective bargaining or other Contract with a labor union or representative of employees; (C) amend the Management Agreement or enter into a new management or similar Contract; (D) forgive any loans to any natural person who provides material services to the Company or any Company Subsidiaries; or (E) except as (1) required by the terms of any previously disclosed Benefit Plan or (2) expressly permitted by Section 5.1(b)(iii), establish, adopt, amend, enter into, incur any liability under, become obligated to contribute to or terminate any Benefit Plan (including approving or amending any awards thereunder);

(xviii) enter into any Contract that would materially limit or otherwise restrict (A) the Company or any Company Subsidiary or any successor thereto from engaging or competing in any line of business or conducting its business in any geographic area or (B) the terms or conditions the Company or any Company Subsidiary (or, after giving effect to the Mergers, Parent or its Subsidiaries) can offer to any other Person;

(xix) enter into any new line of business;

(xx) terminate, cancel or fail to maintain any Insurance Policy without replacing such coverage with insurance coverage that is substantially similar to insurance coverage maintained on the date hereof (provided that, if any such replacement coverage cannot be obtained for less than 125% of the last annual premium with respect to the Insurance Policy being replaced, the Company or Company Subsidiary, as applicable, shall purchase the maximum amount of coverage that can be obtained for 125% of such last annual premium);

(xxi) settle, compromise or adjust any property damage, rent loss or other claim under any Insurance Policy related to casualty or other damage except for claims which do not exceed $1,000,000 per claim or $2,000,000 in the aggregate;

(xxii) enter into any Company Tax Protection Agreement; or

(xxiii) agree to take any of the actions described in (i) through (xxii).

Section 5.2 Conduct of Business of Parent and Merger Partnership Pending the Merger. From and after the date hereof and prior to the Partnership Merger Effective Time, and except as may otherwise be required by applicable Law, each of Parent, Merger Sub and Merger Partnership shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ (including, for the avoidance of doubt, the Partnership’s) operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give the Company or the Partnership, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. (Dallas time) on the 30th day following the date hereof (the “Go-Shop Period End Time”), the Company, the Company Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate, facilitate or encourage the making of any Acquisition Proposal, including by way of furnishing information with respect to the Company and the Company Subsidiaries to any Person and its Representatives pursuant to a legally binding executed confidentiality agreement on terms that, taken as a whole, are at least as restrictive to the other party as those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement (A) shall contain a standstill provision at least as restrictive as the standstill provision contained in the Confidentiality Agreement (provided, that, for the avoidance of doubt, such agreement may permit the submission of an Acquisition Proposal to the Company Board on a confidential basis) and (B) shall not include any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Mergers or the other transactions contemplated by this Agreement or to comply with its obligations under this Agreement) (any confidentiality agreement described in this clause (i) being referred to as an “Acceptable Confidentiality Agreement”); provided, that a copy of all such non-public information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as practicable (and, in any event, within 24 hours) after such information has been furnished to such Person (or its Representatives) and (ii) participate in discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Notwithstanding the occurrence of the Go-Shop Period End Time, the Company and its Representatives may continue to engage in the activities described in this Section 5.4 with respect to any Excluded Party, for the avoidance of doubt, so long as such Excluded Party continues to be an Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party, following the Go-Shop Period End Time.

(b) No Solicitation or Negotiation. Except as otherwise expressly provided by this Section 5.4 and subject to Section 5.4(d) and Section 5.4(g), the Company agrees that, from the Go-Shop Period End Time until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with Article VII, and subject to the other provisions of this Section 5.4, neither the Company, any of the Company Subsidiaries, nor any of their respective directors, officers or employees, shall, and the Company shall cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage, knowingly induce or knowingly facilitate any inquiries or discussion regarding, or the making of any inquiry, request, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, enter into, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.4(b)) or negotiations regarding, or provide any information or data to any Person with respect to, or otherwise knowingly cooperate in any way with, or knowingly facilitate in any way any effort by, any Person in connection with, any Acquisition Proposal or any inquiry, request, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining an injunction to prevent any breach of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction;

(iv) approve or recommend an Acquisition Proposal, or declare advisable or execute or enter into any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(a)) or requiring or having the effect of requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Mergers or the other transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”); or

(v) agree to or propose publicly to do any of the foregoing.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of the Company or any Company Subsidiary or their respective Representatives shall be deemed to be a breach of this Section 5.4 by the Company.

(c) Exceptions. Notwithstanding anything to the contrary in this Agreement (including anything stated elsewhere in this Section 5.4), from the Go-Shop Period End Time until the time, but not after, the Company Stockholder Approval is obtained, or the earlier termination of this Agreement in accordance with Article VII, if the Company receives an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 5.4, then, (i) the Company may provide nonpublic information in response to a request therefor by such

Person if the Company has received or receives from such Person an Acceptable Confidentiality Agreement, and makes available to Parent and Merger Sub as promptly as practicable (and, in any event, within 24 hours) any such information concerning the Company or any Company Subsidiary that the Company or its Representatives provides to any such Person and that was not previously made available to Parent or Merger Sub, and (ii) the Company may engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal if, prior to taking any of the actions described in clause (i) or (ii), the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (1) the failure to take such action would be inconsistent with its duties under applicable Law, (2) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(d) Notice. From the date hereof until the Go-Shop Period End Time, the Company shall (i) advise Parent in writing once every five (5) Business Days of the entry into an Acceptable Confidentiality Agreement by the Company or any of its Representatives during the preceding five (5) Business Day period, (ii) provide to Parent in writing once every five (5) Business Days a summary of any inquiries or requests for discussion or negotiation which could reasonably be expected to lead to an Acquisition Proposal and (iii) notify Parent within one (1) Business Day of any written Acquisition Proposal or any material modification of or material amendment to the status or terms of any such Acquisition Proposal, and provide complete and unredacted copies of all material documentation relating to such Acquisition Proposal, including in each case of clauses (i) through (iii) notifying Parent of the identity of the Person entering into an Acceptable Confidentiality Agreement or making any such Acquisition Proposal, request, inquiry, indication of interest, proposal or offer. From and after the Go-Shop Period End Time until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, the Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal or any material modification of or material amendment to the status or terms of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation which could reasonably be expected to lead to an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, request, inquiry, indication of interest, proposal or offer and the material terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, inquiries, indications of interest, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of the status and terms of any such proposals or offers (including providing complete and unredacted copies of all material documentation relating to such Acquisition Proposal, request, inquiry, indication of interest, proposal, offer or proposed agreement) and the status of any such discussions or negotiations. None of the Company or any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing the information set forth in this Section 5.4(d) to Parent.

(e) Definitions. As used in this Agreement:

(i) “Acquisition Proposal” means any indication of interest, proposal, offer or inquiry, written or oral (whether binding or non-binding), made by any Person or group of Persons (other than Parent, Merger Sub and Merger Partnership) with respect to (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, restructuring, refinancing or other similar transaction (whether or not subject to any pre-conditions), or any revisions thereof, involving the Company (or any Company Subsidiary), (B) any acquisition by any Person, which, if consummated would result in, any Person (or group of Persons) becoming the beneficial owner or having the right to acquire beneficial ownership, directly or indirectly, in one transaction or a series of related transactions, of 20% or more of the total voting power or any class of the equity securities of the Company, (C) any direct or indirect acquisition, purchase, lease, exchange, transfer or license, in a single transaction or a series of related transactions, including by means of the acquisition of shares of any Company Subsidiary, which if consummated would result in any Person or group of Persons becoming the owner of assets or properties that constitute 20% or more of the assets and properties (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, (D) any issuance or sale or other disposition (including by way of merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) in a single transaction or a series of related transactions of 20% or more of the voting power of any class of equity securities of the Company or 20% or more of the equity interests or general partner interests in the Partnership or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D), in each case, other than the transactions contemplated by this Agreement.

(ii) “Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the Go-Shop Period End Time that the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal (such determination to be made no later than the Go-Shop Period End Time); provided, that any such Person or group shall cease to be an Excluded Party upon the earliest to occur of the following: (A) in the case of a group of Persons, the members of such group that were members of such group immediately prior to the Go-Shop Period End Time no longer constitute, or would no longer be reasonably capable of constituting, more than 50% of the equity financing of such group of Persons at all times following the Go-Shop Period End Time; (B) such Person’s or group’s Acquisition Proposal is withdrawn, terminated or expires (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal); (C) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Person’s or group’s Acquisition Proposal no longer constitutes a Superior Proposal or is no longer reasonably likely to lead to a Superior Proposal; and (D) 11:59 p.m. (Dallas time) on the 70th day following the date hereof.

(iii) “Superior Proposal” means any unsolicited (unless made by an Excluded Party) bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced by “50%”) which the Company Board has determined in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all legal, financial and regulatory aspects of the transaction described in such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, the certainty of closing, the availability of financing and the ability of such Person to consummate the transactions contemplated by the Acquisition Proposal, (A) would reasonably be expected to be consummated in accordance with its terms (if accepted) and (B) is on terms and conditions more favorable to the holders of Company Shares (solely in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by Section 5.4(g) and any different time period likely to be required to consummate such Acquisition Proposal relative to the transactions contemplated by this Agreement).

(f) No Adverse Recommendation Change or Alternative Acquisition Agreement. Except as expressly permitted by Section 5.4(g), the Company Board (or any committee thereof) shall not:

(i) (A) withhold, withdraw or fail to make when required by this Agreement (or publicly propose or resolve to withhold, withdraw or fail to make when required by this Agreement) the Company Recommendation, (B) qualify, amend or modify (or publicly propose or resolve to qualify, amend or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (C) fail to include the Company Recommendation in the Proxy Statement, (D) approve, endorse, adopt or recommend (or propose to approve, endorse, adopt or recommend) an Acquisition Proposal, (E) if any Acquisition Proposal that is structured as a tender offer or exchange offer for outstanding Company Shares is commenced pursuant to Rule 14d-2 of the Exchange Act, make any public recommendation other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such Acquisition Proposal, (F) if an Acquisition Proposal other than an Acquisition Proposal subject to Regulation 14D shall have been publicly announced or disclosed, fail to recommend against such Acquisition Proposal or fail to reaffirm the Company Recommendation on or prior to the earlier of (1) the date that is five Business Days prior to the Company Stockholders Meeting and (2) 10 Business Days (which for this purpose shall be used as such term is used in Rule 14d-9 of the Exchange Act) after such Acquisition Proposal shall have been publicly announced or disclosed (or such fewer number of days as remains prior to the Company Stockholders Meeting), or (G) resolve or agree to do any of the foregoing (any of the actions described in the foregoing clauses (A) through (F), an “Adverse Recommendation Change”); or

(ii) approve, adopt, publicly declare advisable or recommend (or agree to, resolve or publicly propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(g) Adverse Recommendation Change. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the Company Stockholder Approval is obtained, the Company Board may (i) following receipt of a bona fide Acquisition Proposal after the execution of this Agreement that did not result from a material breach of this

Section 5.4 and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, if such Acquisition Proposal has not been withdrawn and continues to be a Superior Proposal, (A) make an Adverse Recommendation Change or (B) terminate this Agreement pursuant to Section 7.1(c)(ii) and concurrently enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, or (ii) in response to a material event, occurrence, development or state of facts or circumstances that was not known to the Company Board prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), other than the receipt, existence or terms of an Acquisition Proposal, or an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof (an “Intervening Event”), make an Adverse Recommendation Change, in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that the Company Board shall not be entitled to effect an Adverse Recommendation Change under this Section 5.4(g) or terminate this Agreement pursuant to Section 7.1(c)(ii) unless:

(i) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five Business Days in advance of taking such actions (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 5.4(d) with respect to such Superior Proposal, including describing the material terms and conditions of, and attaching an unredacted copy of the most recent draft of, the Superior Proposal that is the basis of such action and the material terms of any financing commitment related thereto (it being understood that such material terms shall include the identity of the Person making such Superior Proposal), and, in the case such action is proposed to be taken in connection with an Intervening Event, the material facts underlying the Company Board’s determination that an Intervening Event has occurred;

(ii) the Company shall have, and shall have caused its financial and legal advisors to have, during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement such that it would cause such Acquisition Proposal to no longer constitute a Superior Proposal (or, in the case of an Adverse Recommendation Change in response to an Intervening Event, such that the failure to effect an Adverse Recommendation Change would not be inconsistent with the directors’ duties under applicable Law); provided, however, that in the event of any amendment to the financial terms or any other material terms of such Superior Proposal or any material change in the facts or circumstances relating to an Intervening Event, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 5.4(g)(ii) with respect to such new Determination Notice and a new Notice Period (with such Notice Period and each subsequent Notice Period having a term of two Business Days) shall commence upon the delivery of such new Determination Notice; and

(iii) at or following the end of such Notice Period, the Company Board, after taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to Section 5.4(g)(ii), shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that in the case of a Superior Proposal, the Acquisition Proposal continues to constitute a Superior Proposal (or, in the case of an Adverse Recommendation Change in response to an Intervening Event, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the directors’ duties under applicable Law), taking into account any changes to this Agreement proposed in writing by Parent in response to the Determination Notice or otherwise.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.4 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making a “stop-look-and listen” communication to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company stockholders) and (iii) making any other disclosure to the stockholders if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to make such disclosure would be inconsistent with the directors’ duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.4(g).

(i) No-Shop Period. From and after the Go-Shop Period End Time, except as otherwise provided in Section 5.4(a), the Company, the Company Subsidiaries and each of their respective officers and directors will, and the Company will cause its, its Affiliates’ and the Company Subsidiaries’ employees and other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly (and, in any event, within 24 hours of the Go-Shop Period End Time or, with respect to each Excluded Party, once such Person ceases to be an Excluded Party) request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished by the Company or any Company Subsidiary or their respective Representatives to any such Person with whom a confidentiality agreement related to a strategic transaction was entered into at any time in accordance with the terms of such confidentiality agreement and shall cease providing any further information to any such Person or its Representatives and it will immediately terminate all access granted to any such Person and its Representatives to any physical or electronic data room. The Company agrees that it will promptly inform its Representatives of the obligations undertaken in this Section 5.4(i).

Section 5.5 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the submission of the PUCT Filing (but in any event, no more than 10 days after the date on which the PUCT Filing is submitted), the Company shall, with the assistance of Parent, prepare and file the Proxy Statement in preliminary form relating to the Company Stockholders Meeting and, subject to Section 5.4(g), shall include the Company Recommendation in the Proxy Statement.

(b) Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent, Merger Sub and Merger Partnership will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. In furtherance of the foregoing, the Company shall, upon written request, provide legal counsel to Parent with a reasonable opportunity to review and comment on the Proxy Statement, all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel and agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in the form and content reasonably satisfactory to Parent. The Company shall as soon as reasonably practicable notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof, and the Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon.

(c) As promptly as reasonably practicable (but no more than 40 days after the date on which the Proxy Statement is mailed to the Company’s stockholders), the Company, acting through the Company Board, shall (i) take all action necessary in accordance with applicable Law, the Company Charter and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(g), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of this Agreement and use its reasonable best efforts to solicit the Company Stockholder Approval (including by soliciting proxies from the Company’s stockholders). Unless the Company Board shall have effected an Adverse Recommendation Change as permitted by and determined in accordance with Section 5.4(g), the parties shall cooperate and use their reasonable best efforts to defend against any efforts by any Person, which could reasonably be expected to prevent the Company Stockholder Approval from being obtained; provided, however, that any indication by one or more stockholders of the Company of its or their intent to vote against the adoption of this Agreement and the approval of the Company Merger will not, in and of itself, give rise to any such obligation of the Company. The Company shall not postpone or adjourn the Company Stockholders Meeting; provided, however, that (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval (provided that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for no more than 10 Business Days each) and (y) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent (and only to the extent) that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and Parent, that such adjournment, recess or postponement is necessary under applicable Law for the filing and distribution of any amended or supplemental disclosure. Upon written request, the Company shall keep Parent reasonably informed regarding the status of the proxy solicitation, including, if requested, by promptly providing daily voting reports. The Company shall use its reasonable best efforts to ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with applicable Law, the rules of the NYSE and the Company Charter and the Company Bylaws. The Company agrees that, unless this Agreement shall have been validly terminated in accordance with Article VII, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders Meeting and mail the Proxy Statement to the Company’s stockholders shall not be affected by an Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company, the Company Board or any committee thereof of any Acquisition Proposal. The Company agrees that no matters shall be brought before the Company Stockholders Meeting other than the adoption of this Agreement and approval of the Company Merger and the other transactions contemplated by this Agreement, any related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes).

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Partnership Merger Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, and subject to Section 5.7(b)(viii), the Company shall, and shall cause the Company Subsidiaries (including, for the avoidance of doubt, the Partnership) and/or Hunt Manager to, afford to Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to all their respective properties, facilities, personnel, contracts and books and records, including to conduct non-invasive environmental site assessments, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries. None of the Company, any of the Company Subsidiaries or Hunt Manager shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law (provided that the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in such a loss, breach or violation of such privilege).

(b) Except as otherwise expressly permitted or contemplated by this Agreement, each party shall continue to abide by the terms of the Amended and Restated Confidentiality Agreement, dated June 18, 2018, by and between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(c) Without limiting the foregoing, each of Parent, Merger Sub and Merger Partnership shall comply with its obligations under all applicable data protection Laws relating to personally identifiable information provided to such parties by the Company or the Partnership in connection with the transactions contemplated by this Agreement (“PII”), shall hold all PII in confidence, and comply with the Company and the Partnership’s reasonable written instructions regarding the handling of PII consistent with applicable PURA provisions, ERCOT Protocols and practices and other applicable Law.

Section 5.7 Further Action; Efforts.

(a) Notwithstanding anything to the contrary in this Section 5.7, for the avoidance of doubt, in connection with the transactions contemplated by this Agreement, including in connection with obtaining the Regulatory Approvals, each party shall have exclusive final approval, acting reasonably, over any testimony that will be made to any Governmental Entity by any of its Representatives, any written responses to discovery requests directed to that specific party and any oral presentations of evidence made on behalf of that specific party. For the avoidance of doubt, this exclusive right of final approval shall not apply to joint pleadings filed in connection with the PUCT Filing.

(b) Subject to the terms and conditions set forth in this Agreement, the Company and the Partnership, on the one hand, and Parent, Merger Sub and Merger Partnership, on the other hand, shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties to consummate and make effective the transactions contemplated by this Agreement, as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the following:

(i) The Company, Parent and the Partnership shall, and shall cause their respective Affiliates to, make all filings required of the Company, the Partnership, Parent, Merger Sub and Merger Partnership under the HSR Act in connection with the transactions contemplated by this Agreement, which shall be filed as promptly as reasonably practicable, and in any event no later than 45 days from the date hereof. Each of the Company and Parent shall bear their own costs of complying with this Section 5.7(b), and the Company and Parent shall each pay 50% of the applicable filing fee required under the HSR Act with respect to the transactions contemplated by this Agreement.

(ii) Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall submit to the PUCT a single, integrated filing (jointly on behalf of the parties, including, to the extent applicable, the other parties to the transactions referred to below) that requests prior approval by the PUCT of the Mergers, the transactions contemplated by the Asset Exchange Agreement and the SU Investment (as defined in the Asset Exchange Agreement) (the “PUCT Filing”) as promptly as reasonably practicable after the Go-Shop Period End Time, but in no event later than 45 days after the date hereof. Parent, Merger Sub, Merger Partnership, the Company and the Partnership further agree that the PUCT Filing shall contain, at a minimum, all of the terms and undertakings set forth in Exhibit B hereto (the “Regulatory Terms”).

(iii) Parent, Merger Sub, Merger Partnership, the Company and the Partnership shall jointly file with the FERC an application for the FERC Approval as promptly as reasonably practicable, but in no event later than 45 days after the date hereof.

(iv) The parties shall jointly submit a draft and a final notice to CFIUS pursuant to the DPA with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement. In furtherance of the foregoing, within one day after the date hereof, the parties shall jointly contact the Staff Chair of CFIUS to inform CFIUS of the transaction, the identity of counsel to the parties and that a notice will be filed pursuant to the DPA. The parties shall use reasonable best efforts to submit a draft notice to CFIUS within 14 calendar days after the date hereof and to submit a final notice to CFIUS as soon as reasonably practicable following the date that CFIUS provides comments to the draft notice. Parent shall pay any applicable filing fee imposed by CFIUS under the DPA applicable to the transactions contemplated under this Agreement.

(v) Subject to Laws relating to the exchange of information, Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, shall, and shall cause their respective Subsidiaries and Affiliates, to, use their respective reasonable best efforts to provide the other parties a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other parties in connection with, all material information that appears in any filing made with, or written materials submitted to, or oral presentations or testimony made to any Governmental Entity in connection with obtaining the Regulatory Approvals. In particular, unless prohibited by Law or a Governmental Entity, no party shall make any filing, notification, submission of written materials or presentations to a Governmental Entity in connection with the Regulatory Approvals without first providing the other parties with a copy of such notification in draft form and giving such other parties a reasonable opportunity to comment on its content before it is filed with the relevant Governmental Entities, and such first party shall consider all reasonable comments timely made by the other parties in this respect. In exercising the foregoing rights and obligations, each of the Company, the Partnership, Parent, Merger Sub and Merger Partnership shall act reasonably and as promptly as reasonably practicable.

(vi) Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, shall not schedule, participate in or initiate any meetings or communications with any Subject Governmental Entity in connection with the Regulatory Approvals without giving the other party or its Representatives a reasonable opportunity to participate in such meeting or communication unless prohibited by the applicable Subject Governmental Entity. Without limiting the foregoing, the parties hereto shall keep each other reasonably apprised of all substantive communications with Governmental Entities or Other Interested Parties in which they participate or of which they are aware regarding the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.7 shall prevent, limit or restrict any party or its Affiliates from (A) interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any PUCT staff in connection with proceedings before the PUCT, other than proceedings with respect to the PUCT Filing and (B) responding to unsolicited inquiries related to the transactions contemplated by this Agreement from any Governmental Entity (provided, further, that in the case of clause (B), such party will notify the other parties to this Agreement of any such unsolicited inquiries and such party’s response to the inquiries as promptly as reasonably practicable).

(vii) Parent, Merger Sub and Merger Partnership, on the one hand, or the Company and the Partnership, on the other hand shall be permitted to schedule, participate in or initiate any meetings or communications with any Other Interested Party without giving the other parties or their respective Representatives the opportunity to participate in any such meeting or communication (an “Interested Party Communication”); provided, however, that promptly following any Interested Party Communication, each party participating in such Interested Party Communication shall provide a reasonable summary of such communication to each party that did not participate therein.

(viii) Notwithstanding the foregoing, (A) commercially and/or competitively sensitive information and materials of a party will be provided to the other parties on an outside counsel-only basis while, to the extent feasible, making a version from which the commercial and/or competitively sensitive information has been redacted available to the other party and (B) no party will be required to provide the other party any personal identifying information that is submitted to CFIUS pursuant to the DPA.

(c) The Company and the Partnership, on the one hand, and Parent, Merger Sub and Merger Partnership, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, Merger Partnership, the Company, the Partnership or any of their respective Subsidiaries to or with any Governmental Entity in connection with the Regulatory Approvals.

(d) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.7, each of the Company, the Partnership, Parent, Merger Sub and Merger Partnership shall use its reasonable best efforts to take, or cause to be taken, the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including, for the avoidance of doubt, the FCC, the FERC and the PUCT) with jurisdiction over any Regulatory Approvals of information and documents reasonably requested by any such court or Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) obtaining the Regulatory Approvals as expeditiously as possible, provided that obtaining any such approval does not constitute a Burdensome Condition; and

(iii) the avoidance of the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment or Law that, individually or in the aggregate, would reasonably be expected to prevent, enjoin or otherwise prohibit, or materially impair, restrain or restrict, the transactions contemplated by this Agreement, provided that such avoidance does not constitute a Burdensome Condition.

(e) Notwithstanding anything to the contrary in this Agreement, the “reasonable best efforts” standard set forth in this Section 5.7 shall not in any event be construed to require Parent, Merger Sub, Merger Partnership or any of their respective Affiliates or direct or indirect equityholders, or permit or require (except as contemplated by this Agreement (excluding this Section 5.7) or the Asset Exchange Agreement (excluding Section 5.05 thereof)) the Company, the Partnership or any of their respective Affiliates without the prior written consent of Parent to (i) sell or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, (ii) conduct or agree to conduct its business in any particular manner (except as contemplated by this Agreement or the Asset Exchange Agreement), (iii) agree to any order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding, that would constitute a Burdensome Condition or (iv) in connection with the CFIUS Approval, offer or agree to mitigation provisions that limit the right of any member of Parent to retain or exercise its governance rights, including any amendments, modifications, waivers or other changes to the governing agreements of Parent.

(f) Nothing in this Agreement shall require Parent, Merger Sub, Merger Partnership, the Company or the Partnership to make any filing in state or federal court to vacate, modify, reverse, remove, file exceptions to, file a motion for rehearing of, or appeal any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law entered, issued or enacted by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement unlawful, that would prevent, enjoin or otherwise prohibit, or in any manner impair, restrain or restrict, the transactions contemplated by this Agreement or that in any manner prohibits, modifies or alters this Agreement (or seeks to do the same), even if such decision order, judgment, determination, decree or Law imposes or seeks to impose obligations that do not constitute a Burdensome Condition; provided that no party shall be required to make any filing whatsoever to challenge any decision, order, judgment, determination or decree of the PUCT or the FERC; provided further, however, that if any of Parent, Merger Sub, Merger Partnership, the Company or the Partnership files exceptions to or a motion for rehearing or appeal of any permanent, preliminary or temporary injunction, decision, order, judgment, or determination, decree or Law entered, issued or enacted by any Governmental Entity, then no other Party shall oppose or contest such filing.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to Parent, Merger Sub, Merger Partnership, this Agreement, the Mergers or any of the other transactions contemplated hereby, the Company and the Company Board shall take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters.

(a) The Company and Parent shall promptly notify each other of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated hereby, (ii) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any Company Subsidiary which relate to the Mergers or the other transactions contemplated hereby (“Transaction Litigation”) or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9(a) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (iii) shall not constitute a failure of a condition to the Mergers set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

(b) The Company and Parent shall keep the other parties reasonably informed with respect to the status of any Transaction Litigation if any such other party is not a party thereto. The Company shall reasonably consult with Parent and its Representatives with respect to the defense, negotiations or settlement of, any Transaction Litigation, and the Company shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation or consent thereto unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.10 Indemnification, Exculpation and Insurance.

(a) From the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause the Surviving Company to indemnify and hold harmless each present (as of the Company Merger Effective Time) and former officer or director, including but not limited to the members of the Conflicts Committee, of the Company and the Company Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (ii) acts or omissions taken by an Indemnified Party in their capacity as such or taken at the request of the Company or any of the Company Subsidiaries, whether asserted or claimed prior to, at or after the Company

Merger Effective Time, to the fullest extent the Company would have been permitted under applicable Law and the Company Charter and Company Bylaws as in effect at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement from the Surviving Company, within 10 Business Days of receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor, of expenses incurred in the defense of any Action to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as in effect at the date hereof; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Company shall cooperate in the defense of any such matter.

(b) The certificate of formation and limited liability company agreement of the Surviving Company shall contain provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Company Merger Effective Time in any manner that would adversely affect in any material respect the rights thereunder of any such individuals.

(c) For a period of six years from the Closing Date, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries in effect on the date hereof (accurate and complete copies of which have been previously made available to Parent) with respect to matters arising on or before the Company Merger Effective Time or cause to be provided substitute policies or purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Company Merger Effective Time; provided, however, that after the Company Merger Effective Time, the Surviving Company shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Company purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Company shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Company Merger Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Company Merger Effective Time, covering without limitation the transactions contemplated hereby, subject to the limitations set forth in this Section 5.10, and such “tail policy” shall satisfy the provisions of this Section 5.10(c).

If such tail prepaid policy has been obtained by the Company prior to the Company Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for a period of six years from the Closing Date, and cause all obligations thereunder to be honored by the Surviving Company.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Company Merger Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal Representatives.

(f) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Rule 16b-3. Prior to the Company Merger Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Dividends. From and after the date hereof and prior to the Partnership Merger Effective Time, (a) the Company may make distributions to its stockholders, the Partnership may make distributions to the Company, and any direct or indirect Company Subsidiary may make distributions to the Partnership, to allow for regular quarterly cash dividends of $0.25 per share to be paid on the Company Shares and Partnership Units (including, in the event the Closing does not coincide with the end of a quarter, a prorated portion of the $0.25 per share quarterly cash dividend on the Company Shares and Partnership Units for the quarter in which the Closing occurs) and (b) upon consultation with Parent, the Company shall make distributions to its stockholders (and as necessary the Partnership shall make distributions to the Company, and any direct or indirect Subsidiary of the Partnership may make distributions to the Partnership, as needed in order to facilitate such distributions by the Company) so as to (i) maintain the Company’s qualification for taxation as a REIT under the Code and (ii) avoid the payment of income or excise tax under Sections 857 or 4981 of the Code (or any other entity-level Tax), in each case taking into account the taxable gain recognized in the deemed sale and subsequent deemed liquidating distribution occurring at the Company Merger Effective Time (as described in Section 1.9). If the Company is required to pay a distribution described in clause (b) of the first sentence of this Section 5.12, or if the Company declares any other distribution on the Company

Shares on or prior to the Company Merger Effective Time (other than as described in clause (a) of the first sentence of this Section 5.12), the Per Share Merger Consideration shall be decreased by the amount of the per Company Share amount of any such distribution(s). For the avoidance of doubt and consistent with Section 2.1(b)(i), any reduction in the Per Share Merger Consideration pursuant to the provisions of this Section 5.12 will give rise to an identical reduction in the Per Partnership Unit Merger Consideration.

Section 5.13 Public Announcements. Except with respect to (a) an Adverse Recommendation Change, (b) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed documents, in each case under this clause (b), to the extent such disclosure is still accurate in all material respects (and not misleading), (c) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or (d) in connection with a dispute between the parties hereto regarding the transactions contemplated hereby, each of Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 5.14 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent (including, for the avoidance of doubt, the Surviving Company or the Surviving Partnership) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Company Merger Effective Time, on the part of the Surviving Company to cause such Company Subsidiary to take such action.

Section 5.15 Tax Matters.

(a) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 5.1(b)(iv), 5.1(b)(v), 5.1(b)(xiii), 5.1(b)(xiv) and 5.12, the Company shall take all actions, and refrain from taking all actions, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, and upon consultation with Parent, as necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date, (ii) will not become liable for U.S. federal income Tax under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code or Section 337(d) (and/or Section 1374) of the Code (and the applicable Treasury Regulations thereunder) and similar provisions of state or local Tax law and (iii) preserves the U.S. federal income Tax status of any Company Subsidiary as a disregarded entity, partnership, Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be. After the date of this Agreement and prior to the Company Merger Effective Time, the Company shall cooperate in good faith to address all reasonable requests of Parent with respect to maintenance of the Company’s qualification for taxation as a REIT for the Company’s 2015 through 2017 taxable years (including with respect to the filing of the 2017 IRS Form 1120-REIT) and the continuation of such qualification for taxation as a REIT for the taxable year ending with the Company Merger Effective Time.

(b) Parent and the Company shall, upon written request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(c) On and after the Company Merger Effective Time, Parent and the Surviving Company shall take all commercially reasonable actions, and refrain from taking all actions, as customary to enable the Company to qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date; provided, however, that nothing in this Section 5.15(c) shall obligate Parent or the Surviving Company to take or pursue any Action in a court.

(d) The Company shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account any applicable extensions of time) all Tax Returns for the Company and each Company Subsidiary required to be filed (taking into account any applicable extensions of time) prior to the Closing Date for all taxable periods ending prior to the Closing Date, including timely filing of Tax Returns for the fiscal year ended December 31, 2017 (taking into account any applicable extensions of time) to the extent such Tax Returns are required to be filed prior to the Closing Date. Any such Tax Returns prepared by the Company shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law, this Agreement or with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed). The Company shall pay all Taxes shown as due on such Tax Returns. In the case of Tax Returns that both relate to income Taxes or the Texas franchise Tax for taxable periods ending prior to the Closing Date and are to be filed by the Company after the date of this Agreement and on or prior to the Closing Date, the Company shall provide to Parent copies of such Tax Returns at least thirty (30) calendar days prior to the due date of such Tax Returns (including applicable extensions). Parent shall cause to be timely filed all Tax Returns for the Company and each Company Subsidiary that are required to be filed on or after the Closing Date.

(e) On the Closing Date, prior to the Company Merger, the Company shall deliver to Parent a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) and including any additional information as may be required by Treasury Regulations promulgated under Section 1446(f)(2). On the Closing Date, prior to the Partnership Merger, the Partnership shall deliver to Parent a duly executed certificate of non-foreign status from each Person that constitutes and is treated as a partner for U.S. federal income tax purposes (or, in the case of any such Person that is a disregarded entity, such Person’s sole owner for U.S. federal income tax purposes) and that has provided such a certificate to the Partnership. The receipt of such certificates by Parent shall not be a condition to the Partnership Merger or the other transactions contemplated hereby, but if Parent has not received such certificate from or with respect to a partner (or such partner’s sole owner, as applicable), Parent shall be entitled to withhold any applicable U.S. tax on cash distributed to or on behalf of such Person (as determined by Parent in its sole discretion), in accordance with Sections 1445 and 1446(f) of the Code.

Section 5.16 Stock Exchange Delisting. The Company shall cooperate with Parent and take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Company Merger Effective Time, and, in any event, no more than 10 days after the Closing Date.

Section 5.17 Financing.

(a) From the date of this Agreement until the earlier of the Closing Date and the Termination Date, each of the Company and the Partnership agrees to use reasonable best efforts to provide, and to use reasonable best efforts to cause the Company Subsidiaries (other than the Partnership) and each of their respective Representatives to provide, such cooperation as may be reasonably requested by Parent in connection with the arrangement of the receipt of proceeds (x) from an issuance of equity by Parent or any of its direct or indirect equityholders (the “Equity Financing”) or (y) from an issuance of debt by Parent or any of its direct or indirect equityholders (the “Debt Financing,” with the Equity Financing and Debt Financing each referred to hereafter as a “Financing”), including reasonable best efforts to (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information reasonably required in connection with any Financing, all for use in connection therewith, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by Parent or any of its direct or indirect equityholders in connection with the repayment of indebtedness of the Company, the Partnership and their respective Subsidiaries as necessary to consummate the transactions contemplated by this Agreement and (iv) subject to Section 5.19(a), authorize and facilitate discussions, meetings and other engagement by Parent, its Subsidiaries or Affiliates, Hunt Manager, its Subsidiaries or Affiliates, or SU, its Subsidiaries or Affiliates, with the current lenders, noteholders or other providers of Existing Indebtedness to the Company or the Company Subsidiaries for the purpose of obtaining Debt Financing, including by necessary or appropriate waivers of the Confidentiality Agreement to permit such activities. Parent shall reimburse the Company for all reasonable out-of-pocket costs or expenses incurred by the Company and the Company Subsidiaries in connection with cooperation provided for in this Section 5.17(a) to the extent the information requested was not otherwise prepared or available in the ordinary course of business. Any lender, underwriter, arranger, manager, placement agent or similar entity in connection with any Financing by Sempra or its Affiliates shall be deemed to be a “Representative” of Sempra for the purposes of the Amended and Restated Confidentiality Agreement, dated June 18, 2018, by and between Sempra Energy and the Company. Any lender, underwriter, arranger, manager, placement agent or similar entity in connection with any Financing by Parent or its Affiliates shall be deemed to be a “Representative” of Parent for purposes of the Confidentiality Agreement.

(b) From and after the date hereof until the earlier of the Termination Date and the Closing Date, it is understood that Parent or any of its direct or indirect equityholders may seek to market and consummate all or a portion of any Financing. In this regard, and for the avoidance of doubt, each of the Company and the Partnership acknowledges that its cooperation obligations set forth in Section 5.17(a) include the obligation upon the reasonable request of Parent to use its reasonable best efforts to cooperate with any such efforts; provided, that such cooperation obligations are limited to those set forth in Section 5.17(a).

(c) Prior to the Closing Date, none of the Company, the Company Subsidiaries and their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Financing or their performance of their respective obligations under this Section 5.17 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all costs suffered or incurred by them in connection with the arrangement of any Financing and the performance of their respective obligations under this Section 5.17 and any information utilized in connection therewith (other than arising from information provided by the Company or the Company Subsidiaries specifically for use in the Financing pursuant to Section 5.17(a)). Each of the Company and the Partnership hereby consents to the use of the logos of the Company, the Partnership and their respective Subsidiaries in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company, the Partnership or any of their respective Subsidiaries or the reputation or goodwill of the Company, the Partnership or any of their respective Subsidiaries.

(d) Parent, Merger Sub and Merger Partnership acknowledge and agree that the consummation of the transactions contemplated by this Agreement is not conditioned upon the consummation of, or the receipt by Parent or any of its direct or indirect equityholders or any of their Affiliates of the proceeds of, the Financing.

(e) Parent shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace the Equity Commitment Letters if such amendment, modification, waiver or voluntary replacement (i) adds new (or adversely modifies any existing) conditions to the consummation of the equity financing as compared to those in the Equity Commitment Letters, each as in effect on the date of this Agreement, in a manner that would make any portion of the equity financing less likely to be timely obtained, (ii) adversely affects the ability of Parent to enforce its rights against other parties to the Equity Commitment Letters or any definitive agreements relating to the equity financing as so amended, replaced, supplemented or otherwise modified, in any material respect, relative to the ability of Parent to enforce its rights against such other parties to the Equity Commitment Letters, each as in effect on the date hereof or in the applicable definitive agreements relating to the equity financing, (iii) reduces the aggregate amount of the equity financing (other than reductions of any amounts thereof constituting increases thereto after the date hereof), or (iv) would otherwise prevent, impede or delay the consummation of any of the transactions contemplated hereby; provided, that for the avoidance of doubt no consent from the Company shall be required for any amendment, replacement, supplement or modification of the Equity Commitment Letters that is limited to adding any direct or indirect equityholders of Parent that have not executed the Equity Commitment Letters as of the date of this Agreement.

Section 5.18 APM Private Letter Ruling.

(a) Parent and the Partnership shall use commercially reasonable efforts to, as promptly as reasonably practicable after the date of this Agreement, jointly prepare and file with the IRS written requests (collectively, the “Ruling Request,” and together with all related materials and supplements thereto filed or to be filed with the IRS, the “IRS Submissions”) that the IRS issue a private letter ruling or rulings (the “APM Private Letter Ruling”) to the effect that a normalization violation will not occur if the Partnership does not adjust existing accumulated deferred federal income tax balances to account for the consequences of the basis adjustment under Section 743(b) of the Code resulting from the Mergers.

(b) Each party shall provide the other party and its tax counsel with copies of, and a reasonable opportunity to review and comment on, drafts of all proposed IRS Submissions prepared by the first party and will incorporate any comments or suggested revisions as are reasonably requested by the other party or its tax counsel with respect thereto; provided, however, that the rights to review and comment granted hereunder shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. To the extent that a party, in its good faith judgment, considers any information included in such IRS Submissions (or drafts thereof) to be confidential, such party may require that any such documents provided to the other party be redacted to exclude such information. Subject to the foregoing, a party filing an IRS Submission shall provide the other party with copies of such IRS Submission promptly following the filing thereof.

(c) A Representative of each of Parent and the Partnership shall be given the opportunity to participate in all substantive scheduled communications with the IRS concerning the IRS Submissions, including all substantive scheduled conference calls and in-person meetings. In addition, each party (i) shall keep the other party reasonably informed and shall consult in good faith with the other party and its tax counsel with respect to any issue relating to the IRS Submissions and (ii) shall provide the other party with copies of all correspondence, notices, and other written materials received from the IRS and shall otherwise keep the other party and its tax counsel advised of significant developments, and of any substantive communications, in each case, regarding the IRS Submissions and the Mergers. Each party agrees to cooperate and use its commercially reasonable efforts to assist in obtaining the APM Private Letter Ruling requested in the Ruling Request. Each party agrees to use commercially reasonable efforts to provide any appropriate information and additional representations as requested by the IRS in order to issue the APM Private Letter Ruling. No additional rulings will be requested unless mutually agreed by the parties.

(d) To the extent that the procedures described in Section 5.18(b) and Section 5.18(c) differ from the procedures applicable to any other regulatory filings described in this Agreement, the procedures described in Section 5.18(b) and Section 5.18(c) shall govern.

(e) Each of the parties hereby expressly acknowledges and agrees that the obligations of the parties to consummate the Mergers are not conditioned in any way on the issuance or receipt of the APM Private Letter Ruling or on obtaining any specific ruling from the IRS requested in the IRS Submission.

(f) Parent shall bear, and reimburse the Partnership for, all out-of-pocket costs incurred by the Partnership in connection with the Ruling Request, the IRS Submissions and the APM Private Letter Ruling.

Section 5.19 Debt Matters.

(a) For a period of 60 days after the date hereof (the “Consent Period”), the Company shall have the exclusive right to seek, and shall use its reasonable best efforts to obtain, the consent of the relevant number of holders under each of the Subject Notes (the “Noteholders”) to an amendment to the terms of the Subject Notes substantially on the terms set forth on Schedule A-1 and Schedule A-2 hereto, together with any modified terms (x) as may be acceptable to Parent or (y) that are reasonably necessary to meet the conditions set forth in Section 6.3(h)(i) (the “Noteholder Consents”). During the Consent Period, except upon the prior written request of the Company, Parent shall not, and shall cause its Representatives and Affiliates not to, schedule, participate in or initiate any meetings or communications with any of the Noteholders or, subject to Section 5.14, make any public statements with respect to the subject matter of this Section 5.19. Prior to commencing the solicitation of the Noteholder Consents pursuant to this Section 5.19(a), the Company shall provide Parent a reasonable opportunity to review and comment on the material documents by which the Noteholder Consents will be solicited or effected and will consider comments from Parent in good faith. As reasonably requested by Parent, the Company shall provide information regarding the status of the Noteholder Consent process.

(b) In furtherance of the provisions of this Section 5.19, Parent and the Company shall cooperate with the other party and use their reasonable best efforts to satisfy the conditions set forth in Section 6.3(h). For purposes of this Section 5.19, “reasonable best efforts” shall include the parties hereto taking actions consistent with the Company’s obligations under Section 5.17, subject to the terms set forth on Schedule A-3 hereto.

(c) Following the good faith determination by the Company that it has satisfied the conditions set forth in Section 6.3(h) (other than to the extent that any effective Noteholder Consent is conditioned upon the consummation of the Closing), the Company shall be entitled to notify Parent in writing of such determination (a “Consent Determination”). Following Parent’s receipt of such Consent Determination, the Company shall be deemed to have satisfied the conditions set forth in Section 6.3(h) in full (subject only to the effectiveness of the amendments to the Subject Notes prior to or substantially concurrently with the Closing), unless Parent delivers a written notice to the Company that details the basis of Parent’s objections to the Consent Determination (an “Objection Notice”) no later than the end of the period of 10 Business Days commencing on the date upon which the Consent Determination was delivered to Parent (the “Objection Period”). If Parent does not deliver an Objection Notice to the Company prior to the expiration of the Objection Period, then the Company shall be deemed to have satisfied the conditions set forth in Section 6.3(h) (subject only to the effectiveness of the amendments to the Subject Notes prior to or substantially concurrently with the Closing) unless and except to the extent that after the expiration of the Objection Period but prior to the effectiveness of the Closing an intervening event occurs with respect to SDTS that will cause the conditions set forth in clause (i) of Section 6.3(h) not to be met prior to or substantially concurrently with the effectiveness of the Closing and the same is not cured or otherwise waived and/or consented to by the Noteholders prior to or substantially concurrently with the Closing.

Section 5.20 Rate Case Cooperation.

(a) From and after the Go-Shop Period End Time until the earliest of (i) the Closing, (ii) the termination of this Agreement in accordance with Article VII or (iii) the date on which the PUCT Approval is received, the Company shall cooperate with Parent in preparing Rate Case Material. In furtherance of the foregoing, the Company shall, and shall cause the Company Subsidiaries (including, for the avoidance of doubt, the Partnership) and/or Hunt Manager to, afford to Parent and its Representatives reasonable access to all of their respective properties, facilities, personnel, contracts, books and records and financial, operating and other data and information in accordance with Section 5.6.

(b) For purposes of this Section 5.20, “Rate Case Material” means any documentation, studies or other material reasonably necessary to support Parent in prosecuting a ratemaking proceeding for the Retained Assets.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction or, to the extent permitted by applicable Law, mutual waiver by the Company (on behalf of itself and the Partnership) and Parent (on behalf of itself, Merger Sub and Merger Partnership) (except that Section 6.1(a)(ii) is not waivable), at or prior to the Closing of the following conditions:

(a) Stockholder Approval. Approval of this Agreement and the transactions contemplated hereby (including the Mergers) shall have been obtained from (i) the holders of Company Shares entitled to cast a majority of all the votes entitled to be cast on the matter and (ii) the holders of Company Shares entitled to cast a majority of all the votes entitled to be cast on the matter, excluding for purposes of such calculation any Company Shares held by Hunt (together, the “Company Stockholder Approval”).

(b) No Injunctions or Legal Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement (each, an “Order”).

(c) Regulatory Approvals. The Regulatory Approvals shall have been obtained and have become final (provided, that, with respect to the PUCT Approval, “final” shall be as defined in the Administrative Procedure Act, Tex. Gov’t Code Ann. § 2001.144 (“APA 2001.144”)) and each of the Regulatory Approvals shall remain in full force and effect.

Section 6.2 Conditions to the Obligations of the Company and the Partnership. The obligation of each of the Company and the Partnership to effect the Mergers is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (on behalf of itself and the Partnership), at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Merger Partnership set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations or warranties shall be true and correct at and as of such earlier date), except where the failure of such representations or warranties to be true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent, Merger Sub and Merger Partnership. Each of Parent, Merger Sub and Merger Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. The Company shall have received on the Closing Date a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to the Obligations of Parent, Merger Sub and Merger Partnership. The obligation of each of Parent, Merger Sub and Merger Partnership to effect the Mergers is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent (on behalf of itself, Merger Sub and Merger Partnership), at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii) and (iii), below, each of the representations and warranties of the Company and the Partnership set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations or warranties shall be true and correct at and as of such earlier date), except where the failure of such representations or warranties to be true and correct does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded), (ii) each of the representations and warranties of the Company and the Partnership contained in Section 3.2(a) and Section 3.2(b) (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date) except for de minimis inaccuracies, and (iii) each of the representations and warranties of the Company and the Partnership contained in the first sentence of Section 3.1(a) (Organization, Good Standing and Qualification), Section 3.3(a) (Authority) and Section 3.23 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date).

(b) Performance of Obligations of the Company. Each of the Company and the Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Omnibus Termination Agreement. The Subject Agreements and the Subject Leases (each as defined in the Omnibus Termination Agreement) shall have been terminated in accordance with the terms of the Omnibus Termination Agreement, and all other provisions of the Omnibus Termination Agreement shall remain unchanged without modification or amendment from the terms in effect as of the date hereof.

(d) Asset Exchange Agreement. The Merger (as defined in the Asset Exchange Agreement) shall have been consummated.

(e) Officers’ Certificate. Parent shall have received on the Closing Date certificates signed by an executive officer of the Company and the Partnership certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(i).

(f) Absence of Burdensome Condition; Regulatory Approvals. (i) No Law or any Regulatory Approvals, individually or in the aggregate, shall contain, include, impose, or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, that constitute a Burdensome Condition and (ii) Items 1, 2, 3, 4, 5, 7, 10 and 13 of the Regulatory Terms shall have been approved by an order issued by the PUCT.

(g) Tax Opinion. Parent shall have received a tax opinion of Baker Botts LLP, tax counsel to the Company (or such other law firm as may be reasonably approved by Parent), dated as of the Closing Date in the form of Exhibit C attached hereto (the “Tax Opinion”). The Tax Opinion will be subject to customary assumptions, qualifications and representations, including representations made by the Company and the Company Subsidiaries in officer’s certificates executed by the Company and the Company Subsidiaries, provided that Parent is given a reasonable opportunity to review and reasonably comment on such representations.

(h) Company Debt. (i) Other than compliance by SDTS with respect to the use and/or application of any cash proceeds received by SDTS in connection with the transactions contemplated by the Asset Exchange Agreement and any collateral pledge and/or guarantee obligations arising under the Subject Notes as a result of such transactions, no make-whole or mandatory prepayment will be due and payable and no Default or Event of Default (as such terms are defined in the Subject Notes) will exist immediately after giving effect to the Closing and (ii) effective prior to or substantially concurrently with the Closing, each of the terms of the Subject Notes listed in Schedule A-1 hereto shall have been deleted, modified, removed or amended as referred to therein in all material respects or otherwise be no longer in effect or the Subject Notes shall have otherwise been amended in a manner consented to by Parent.

(i) Absence of Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred an event, change, circumstances, occurrence, condition, development or effect that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub, Merger Partnership, the Company or the Partnership may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub and Merger Partnership, and any termination by the Company also being an effective termination by the Partnership):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 15, 2019 (the “Initial Termination Date”); provided, that if as of such date all the conditions to Closing, other than the conditions set forth in Section 6.1(c), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in Section 6.1(c) is not satisfied, the Initial Termination Date may be extended on one occasion by either Parent or the Company for a period of 90 days by written notice to the other party (the Initial Termination Date, as extended pursuant to this Section 7.1(b)(i), being the “Termination Date”); provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted directly in, the failure of the Mergers to be consummated by the Termination Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided, the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if the issuance of such Order was attributable to the failure of such party to perform its obligations under this Agreement;

(iii) if the PUCT issues a final (as defined in APA 2001.144) order denying the requested PUCT Approval and, within 30 days following the date that such order becomes final within the meaning of APA 2001.144, such order has not been vacated or materially modified; or

(iv) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by the Company:

(i) if Parent, Merger Sub or Merger Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Termination Date; or, if curable prior to the Termination Date, has not been cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii) if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company is in compliance with its obligations under Section 5.4 in all material respects, (C) to the extent permitted by, and effected in accordance with Section 5.4(g), the Company Board approves, and the Company enters into concurrently with the termination of this Agreement, an Alternative Acquisition Agreement with respect to such Superior Proposal and (D) prior to or concurrently with (and as a condition to) such termination, the Company pays Parent the applicable Termination Fee due under Section 7.3;

(d) by Parent:

(i) if the Company or the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Merger Sub or Merger Partnership is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if: (A) the Company Board shall have made an Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(d)(ii)(A) after the Company Stockholder Approval is obtained at the Company Stockholders Meeting; or (B) the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 5.4);

(iii) if the PUCT issues a final (as defined in APA 2001.144) order imposing a Burdensome Condition (which has not been accepted by Parent) and, within 30 days following the date that such order becomes final within the meaning of APA 2001.144, such order has not been vacated or materially modified; or

(iv) if the Asset Exchange Agreement is validly terminated in accordance with its terms.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger Partnership, the Company or the Partnership (or any of their Affiliates or Representatives), except that the Confidentiality Agreement and the provisions of this Section 7.2, Section 7.3 (Fees and Expenses), Section 5.10 (Indemnification, Exculpation and Insurance), Section 5.17(c) (Financing) and Article VIII (General Provisions) shall survive the termination of this Agreement; provided, however, that none of Parent, Merger Sub, Merger Partnership, the Company or the Partnership shall be released from any liabilities or damages arising out of actual and intentional fraud or a Willful and Material Breach of any covenant or agreement set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in Section 5.7(b)(i) or this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv) or by Parent pursuant to Section 7.1(d)(i) and (A) (1) prior to the Termination Date in the event of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) or (2) prior to the Company Stockholders Meeting in the event of a termination pursuant to Section 7.1(b)(iv), (x) a bona fide Acquisition Proposal shall have been received by the Company, the Company Board or any Representative of the Company or (y) any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and, with respect to clauses (x) and (y), in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(d)(i), not withdrawn prior to such termination, and in the case of a termination pursuant to Section 7.1(b)(iv) not publicly withdrawn at least two Business Days prior to the Company Stockholders Meeting and (B) within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal (provided, that for purposes this Section 7.3(b)(ii), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) that is later consummated, then promptly (but in no event later than three Business Days) after the consummation of such Acquisition Proposal, the Company shall pay to Parent the Termination Fee;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then prior to or concurrently with (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then promptly, but in no event later than two Business Days, after the date of such termination, the Company shall pay to Parent the Termination Fee.

“Termination Fee” shall mean an amount equal to $44,600,000; provided, that if the Company terminates this Agreement pursuant to Section 7.1(c)(ii) to enter into a Superior Proposal with any Excluded Party, then the Termination Fee shall mean an amount equal to $19,100,000, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent.

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Merger Partnership would not enter into this Agreement. The Company acknowledges that the Termination Fee is not a penalty, but is liquidated damages, in reasonable amounts that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent, Merger Sub or Merger Partnership commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent, Merger Sub or Merger Partnership its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus two percent per annum.

(e) Notwithstanding anything to the contrary in this Agreement, except in the case of actual and intentional fraud or a Willful and Material Breach of this Agreement by the Company, if this Agreement is terminated under circumstances in which the Company is required to pay the Termination Fee and the Termination Fee is actually paid to Parent in accordance with this Section 7.3, the payment of the Termination Fee (and any amounts payable pursuant to Section 7.3(d)) shall be Parent’s, Merger Sub’s and Merger Partnership’s sole and exclusive remedy against the Company and its Affiliates, and their respective shareholders and Representatives, relating to or arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated by this Agreement or thereby

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors (or equivalent governing body) at any time prior to the Company Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver; Any Determinations, Decisions, Etc. At any time prior to the Company Merger Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Whenever a determination, decision, approval, notice or consent of the Company is permitted or required pursuant to or otherwise in connection with this Agreement, including, without limitation Section 5.4, Section 7.4 and Section 7.5, such determination, decision, approval, notice or consent must be authorized or made by the Conflicts Committee.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. This Article VIII and the agreements of the Company, the Partnership, Parent, Merger Sub and Merger Partnership contained in Article II (Effect on the Equity Interests of the Constituent Corporations; Exchange of Certificates), Section 7.3(a) (Fees and Expenses) and Section 5.10 (Indemnification, Exculpation and Insurance) shall survive the consummation of the Mergers. This Article VIII and the agreements of the Company, the Partnership, Parent, Merger Sub and Merger Partnership contained in Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub, Merger Partnership, the Surviving Company or the Surviving Partnership, to:

1616 Woodall Rogers Frwy.

Dallas, TX 75202

Attention: Matthew C. Henry and Michael L. Davitt

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention: Christopher R. Rowley and Alan J. Bogdanow

(ii)       if to the Company or the Partnership, to:

1900 N. Akard Street

Dallas, TX 75201-2300

Attention: Stacey H. Doré

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Dallas, TX 75201-6912

Attention: Doug Rayburn

and with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: G. Michael O’Leary

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Whenever this Agreement (other than in Section 5.4) indicates that the Company has “made available” any document or other item to Parent, Merger Sub or Merger Partnership, such statement will mean that such document or other item was (i) provided in hard copy format or via e-mail for review by Parent’s Representatives or uploaded to the Intralinks electronic data room, in each case, prior to the date that is twenty-four (24) hours prior to the date hereof or (ii) provided in any Company SEC Document filed or furnished (and publicly available) prior to the date that is one Business Day prior to the date hereof, or incorporated by reference into any such document. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

Section 8.4 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.5 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10 (Indemnification, Exculpation and Insurance) which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, from and after the Company Merger Effective Time and (b) from and after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the rights of holders of Company Shares or Partnership Units, as applicable, to receive the applicable Merger Consideration set forth in Article II. The rights granted pursuant to this Section 8.5 shall only be enforceable on behalf of the holders of Company Shares and Partnership Units by the Company and the Partnership, respectively, in their sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in such claims shall attach to the Company Shares and Partnership Units, as applicable, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company or the Partnership with respect to such claims (net of expenses incurred by the Company or the Partnership in connection therewith) may, in the sole and absolute discretion of the Company or the Partnership, as applicable, be (i) distributed, in whole or in part, by the Company or the Partnership, as applicable, to the holders of record Company Shares and Partnership Units as of any date determined by the Company or the Partnership, as applicable, or (ii) retained by the Company or the Partnership, as applicable, for the use and benefit of the Company or the Partnership on behalf of its respective holders in any manner the Company or the Partnership, as applicable, deems fit. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that (a) the provisions of the DLLCA and the MGCL applicable to the authorization, effectiveness and effects of the Company Merger will apply to the Company Merger and the provisions of the DRULPA applicable to the authorization, effectiveness and effects of the Partnership Merger will apply to the Partnership Merger and (b) the applicable Law of the State of Maryland shall apply to the statutory standard of conduct governing acts by the directors of the Company Board in connection with this Agreement.

Section 8.7 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that prior to making the initial PUCT Filing, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a constituent company in the Mergers in lieu of Merger Sub or Merger Partnership, in which event all references herein to Merger Sub or Merger Partnership, as applicable, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub or Merger Partnership, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, further, that any such designation shall not relieve Parent from any of its obligations hereunder or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement. Nothing in this Agreement shall prohibit Parent from transferring all or part of its ownership interests in Merger Sub or Merger Partnership to any controlled Affiliate of Parent. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. Each of the parties acknowledges and agrees that the rights of each party to consummate the Mergers and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and the parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable damage would occur. Accordingly, each of the Company, the Partnership, Parent, Merger Sub and Merger Partnership shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in Dallas County in the State of Texas, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing to the contrary, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with specifically enforcing the Equity Commitment Letter, or Parent’s obligation to cause the Equity Financing to be funded pursuant to the Equity Commitment Letter, shall be subject to the requirements that (i) all conditions in Section 6.1 and Section 6.2 are satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the Company or the Partnership seeks specific performance pursuant to this Section 8.9 capable of being satisfied if the Closing were to occur at such time), and (ii) the Company has irrevocably confirmed in a written notice to Parent that if the Equity Financing is funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.

Section 8.10 Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

Section 8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 8.12.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 .pdf Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub, Merger Partnership, the Company and the Partnership acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and has participated jointly in negotiating and drafting this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 Liability of Financing Source Parties. Notwithstanding anything to the contrary contained herein and except as set forth in the Equity Commitment Letter, the Company and the Partnership agree that neither of them nor any other Company Subsidiary shall have any rights or claims against any Person providing the Financing or any of their respective current, former and future direct or indirect equityholders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Financing Source Parties”) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source Parties shall have any rights or claims against the Company, the Partnership or any other Company Subsidiary in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties. In addition, in no event will any Financing Source Parties be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

Oncor Electric Delivery Company LLC
a Delaware limited liability company

By:	/s/ Don J. Clevenger
	Name:	Don J. Clevenger
	Title:	Senior Vice President and
Chief Financial Officer

MERGER SUB:

1912 Merger Sub LLC,
a Delaware limited liability company

By:	/s/ Don J. Clevenger
	Name:	Don J. Clevenger
	Title:	Senior Vice President and
Chief Financial Officer

MERGER PARTNERSHIP:

Oncor T&D Partners, LP,
a Delaware limited partnership

By:	Oncor Electric Delivery Company LLC,
its general partner

By:	/s/ Don J. Clevenger
	Name:	Don J. Clevenger
	Title:	Senior Vice President and
Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

COMPANY:

InfraREIT, Inc.,
a Maryland corporation

By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and Chief Financial Officer

PARTNERSHIP:

InfraREIT Partners, LP,
a Delaware limited partnership

By:	InfraREIT, Inc.,
its general partner

By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex A

Defined Terms

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.4(a).

“Acquisition Proposal” has the meaning set forth in Section 5.4(e)(i).

“Action” has the meaning set forth in Section 3.10.

“Adverse Recommendation Change” has the meaning set forth in Section 5.4(f)(i).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for purposes of this Agreement, Hunt and SU are deemed not to be Affiliates of the Company or the Company Subsidiaries.

“Affiliate Contribution” has the meaning set forth in the Recitals.

“Affiliate Contribution Effective Time” has the meaning set forth in Section 1.3(b).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning given in Section 5.4(b)(iv).

“APA 2001.144” has the meaning set forth in Section 6.1(c).

“APM Private Letter Ruling” has the meaning set forth in Section 5.18(a).

“Asset Exchange Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof and entered into by and between SU, SDTS and Parent.

“Asset Exchange Effective Time” means the Effective Time as defined in the Asset Exchange Agreement.

“Assignment Agreement” has the meaning set forth in Section 1.1(b).

“Bankruptcy Exceptions” has the meaning set forth in Section 3.3(a).

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any employment, consulting, retention, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, phantom equity, incentive, bonus, retirement, supplemental retirement, profit sharing, insurance, medical, welfare, material fringe or other material benefit plan, program, policy, practice, agreement, contract, arrangement or other obligation.

“Book-Entry Interests” has the meaning set forth in Section 2.3(b).

“Burdensome Condition” means any term or condition, requirement, sanction or Law that would, individually or in the aggregate, reasonably be expected to be materially detrimental to the financial condition, business, properties, assets, liabilities or results of operations of (a) Parent and its Subsidiaries, taken as a whole, or (b) Sempra and its Subsidiaries, taken as a whole, in each case taking into account the effects of the Mergers (it being understood that, for purposes of this clause (a) and clause (b), the financial condition, business, properties, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or of Sempra and its Subsidiaries, taken as a whole, should be assumed to be of the same size and magnitude as the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement); provided, however, that terms or conditions, requirements, sanctions or Laws that result in changes or developments generally affecting electric transmission or distribution systems in the State of Texas shall not be deemed to be, or contribute to, a Burdensome Condition (except to the extent such changes or developments have a materially disproportionate and adverse effect on the Parent and its Subsidiaries, taken as a whole, after accounting for the effect of the Mergers, as compared to other entities engaged in the electric transmission and distribution business in the State of Texas); provided, further, that the approval by the PUCT of any of the Regulatory Terms or any comparable condition, requirement or similar item that, in each case, is substantively the same or results in substantially the same effect as any of the Regulatory Terms, shall not be deemed to be a Burdensome Condition, but material adverse variations or changes to any of the Regulatory Terms may contribute to, or be, a Burdensome Condition; provided, further, that the PUCT’s refusal of Item 14 in the Regulatory Terms shall not constitute or contribute to a Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Surviving Company and all Company Subsidiaries will become Subsidiaries of Parent upon consummation of the Mergers and will be subject to the conditions and requirements imposed on Subsidiaries of Parent pursuant to the Order in Docket No. 47675 issued by the PUCT on March 8, 2018, in each case, by virtue of the fact that the Company will become a Subsidiary of Parent, and any confirmation or reinstatement of such existing conditions or requirements by any Governmental Entity on Subsidiaries of Parent in connection with any approval sought under this Agreement shall not be deemed to be a Burdensome Condition; provided, further, that subject to Section 5.7(e), a Burdensome Condition shall not be deemed to exist by virtue of any mitigation arrangement with CFIUS under the DPA to obtain CFIUS Approval that would restrict the ability of Parent’s foreign owners from accessing or operating Parent’s business, operations or its assets or from having physical, virtual or electronic access to the assets of Parent, including tangible assets, data and sensitive personal information, and being involved in decision-making regarding the distribution, sale and delivery of electric power (other than board-level decision-making).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CapEx Forecast” has the meaning set forth in Section 5.1(b)(xi).

“Certificate of Limited Partnership” has the meaning set forth in Section 3.1(b).

“Certificates” has the meaning set forth in Section 2.3(b).

“CFIUS” means the Committee on Foreign Investment in the United States.

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“CFIUS Approval” means (a) a written notification issued by CFIUS that it has determined (i) that the Mergers and the other transactions contemplated by this Agreement are not a “covered transaction” pursuant to the DPA or (ii) there are no unresolved national security concerns with respect to the transactions and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the transactions, or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Mergers and the other transactions contemplated by this Agreement, either (i) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the Mergers and the other transactions contemplated by this Agreement has expired without any action being announced or taken, or (ii) the President has announced a decision not to take any action to suspend or prohibit the Mergers and the other transactions contemplated by this Agreement.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 1.9.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Merger” has the meaning set forth in Section 1.3(a).

“Company Board” has the meaning set forth in the Recitals, and, with respect to any determination or action to be taken by the Company Board after the date of this Agreement, shall also mean the Conflicts Committee or any other committee duly authorized to act on behalf of such board.

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Certificate of Merger” has the meaning set forth in Section 1.3(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Merger” has the meaning set forth in the Recitals.

“Company Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Company Merger Effective Time” has the meaning set forth in Section 1.3(a).

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of the Company Subsidiaries.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Shares” has the meaning set forth in Section 2.1(a)(i).

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“Company Stockholder Approval” has the meaning set forth in Section 6.1(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.5(c).

“Company Subsidiary” means any Subsidiary of the Company. The Partnership and its Subsidiaries are deemed to be Company Subsidiaries.

“Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party (i) pursuant to which any liability to holders of interests in a Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Subsidiary Partnership, and that requires the Company or any Company Subsidiary (a) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (b) to retain or not to dispose of assets, or engage in transactions of comparable Tax effect, (c) to make or refrain from making a Tax election, (d) to only dispose of assets in a particular manner, (e) to operate (or refrain from operating) in a particular manner, (f) to use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (g) to use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code or (iii) pursuant to which limited partners of a Subsidiary Partnership have guaranteed, indemnified or assumed debt of the Subsidiary Partnership.

“Confidentiality Agreement” has the meaning set forth in Section 5.6(b).

“Conflicts Committee” has the meaning set forth in the Recitals.

“Consent Determination” has the meaning set forth in Section 5.19(c).

“Consent Period” has the meaning set forth in Section 5.19(a).

“Contract” has the meaning set forth in Section 3.4(a).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt Financing” has the meaning set forth in Section 5.17(a).

“Delaware Secretary of State” has the meaning set forth in Section 1.3(a).

“Determination Notice” has the meaning set forth in Section 5.4(g)(i).

“DLLCA” has the meaning set forth in the Recitals.

“DPA” means the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, the regulations promulgated thereunder, 31 C.F.R. Part 800 and any executive order issued pursuant to the DPA.

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“DRULPA” has the meaning set forth in the Recitals.

“DTC” has the meaning set forth in Section 2.3(e).

“DTC Payment” has the meaning set forth in Section 2.3(e).

“Environmental Laws” has the meaning set forth in Section 3.13(c)(i).

“Environmental Permits” has the meaning set forth in Section 3.13(c)(ii).

“Equity Commitment Letters” has the meaning set forth in Section 4.7(b).

“Equity Financing” has the meaning set forth in Section 5.17(a).

“ERCOT” means the Electric Reliability Council of Texas, Inc.

“ERCOT Protocols” means the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time that contain the scheduling, operating, planning, reliability and settlement (including customer registration) policies, rules, guidelines, procedures, standards and criteria of ERCOT including all policies, guidelines, procedures, forms and applications contained within the “Other Binding Documents” adopted by ERCOT.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 2.2(b).

“Exchange Act” has the meaning set forth in Section 3.4(b).

“Excluded Party” has the meaning set forth in Section 5.4(e)(ii).

“Existing Indebtedness” means, with respect to any Person, all (i) indebtedness, notes payable, accrued interest payable or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) indebtedness evidenced by a note, bond, debenture, letters of credit, security or similar instrument (including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock) or similar instrument, (iii) liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any similar transaction designated to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) liabilities in respect of any lease of (or other arrangement conveying the right to use) real or

A-5

personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (v) direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) obligations to pay the deferred purchase price of property, services or equipment, and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another Person’s Existing Indebtedness or any obligation of another Person which is secured by assets of the Company or any Company Subsidiary.

“Existing Loan Documents” has the meaning set forth in Section 3.7(a).

“FCC” means the Federal Communications Commission.

“FCC Approval” has the meaning set forth in Section 3.4(b).

“FCPA” has the meaning set forth in Section 3.21.

“Federal Power Act” has the meaning set forth in Section 3.4(b).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” has the meaning set forth in Section 3.4(b).

“Financing” has the meaning set forth in Section 5.17(a).

“Financing Source Parties” has the meaning set forth in Section 8.16.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“GAAP” has the meaning set forth in Section 3.5(b).

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods and acts generally accepted in ERCOT.

“Go-Shop Period End Time” has the meaning set forth in Section 5.4(a).

“Government Contract” means any Contract to which the Company or any Company Subsidiary is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Government Official” has the meaning set forth in Section 3.21.

“Governmental Entity” means any governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator, regional reliability authority or other governmental body.

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“HCI” means Hunt Consolidated, Inc., a Delaware corporation.

“HEIIC” has the meaning set forth in Section 3.14(f).

“HSR Act” has the meaning set forth in Section 3.4(b).

“HSR Act Approval” has the meaning set forth in Section 3.4(b).

“HTS” means Hunt Transmission Services, L.L.C., a Delaware limited liability company.

“Hunt” means HCI and its Affiliates (including, for the avoidance of doubt, HTS, Electricity Participant Partnership, L.L.C. and Hunt Manager, but excluding the Company and the Company Subsidiaries).

“Hunt Manager” means Hunt Utility Services, LLC, a Delaware limited liability company.

“Indemnified Parties” has the meaning set forth in Section 5.10(a).

“Initial Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Insurance Policy” has the meaning set forth in Section 3.16.

“Intellectual Property” means: (i) trademarks, trademark applications, service marks and trade names; (ii) copyrights; (iii) licenses; (iv) domain names; (v) patents and patent applications; and (vi) trade secrets.

“Interested Party Communication” has the meaning set forth in Section 5.7(b)(vii).

“Intervening Event” has the meaning set forth in Section 5.4(g).

“IRS” has the meaning set forth in Section 3.14(f).

“IRS Submissions” has the meaning set forth in Section 5.18(a).

“knowledge of Parent” means the actual knowledge, after reasonable investigation, of Matthew C. Henry, Michael L. Davitt or John Stewart.

“knowledge of the Company” means the actual knowledge, after reasonable investigation, of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” has the meaning set forth in Section 3.4(a).

“Liens” has the meaning set forth in Section 3.2(b).

“LTIP Units” has the meaning set forth in the Partnership Agreement.

A-7

“Management Agreement” means the Management Agreement, dated as of January 29, 2015, among the Company, the Partnership and Hunt Utility Services, LLC, as amended.

“Material Adverse Effect” has the meaning set forth in Section 3.1(a).

“Material Contract” has the meaning set forth in Section 3.15(a).

“Materials of Environmental Concern” has the meaning set forth in Section 3.13(c)(iii).

“Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Merger Partnership” has the meaning set forth in the Preamble.

“Merger Sub” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“MGCL” has the meaning set forth in the Recitals.

“North Texas Utility” means Sharyland Distribution & Transmission Services, L.L.C. after the consummation of the transactions contemplated by the Asset Exchange Agreement.

“Noteholder Consents” has the meaning set forth in Section 5.19(a).

“Noteholders” has the meaning set forth in Section 5.19(a).

“Notice Period” has the meaning set forth in Section 5.4(g)(i).

“NYSE” has the meaning set forth in Section 3.1(a).

“Objection Notice” has the meaning set forth in Section 5.19(c).

“Objection Period” has the meaning set forth in Section 5.19(c).

“Omnibus Termination Agreement” means that certain Omnibus Termination Agreement dated as of the date hereof and entered into by and among the Company, the Partnership, HCI, HTS, Hunt Manager, SU, SDTS and Electricity Participant Partnership, L.L.C..

“Order” has the meaning set forth in Section 6.1(b).

“Other Interested Party” means the Texas Office of Public Utility Counsel and any other Person (other than a Subject Governmental Entity) that is intervening in, or may reasonably be expected to intervene in, an Action with respect to any Regulatory Approval.

“Parent” has the meaning set forth in the Preamble.

“Parent Affiliate” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

A-8

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 10, 2015, among the Company, Hunt-InfraREIT, L.L.C. and the other persons whose names are set forth on the partner registry as limited partners.

“Partnership Certificate of Merger” has the meaning set forth in Section 1.3(c).

“Partnership Merger” has the meaning set forth in the Recitals.

“Partnership Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Partnership Merger Effective Time” has the meaning set forth in Section 1.3(c).

“Partnership Units” has the meaning set forth in Section 2.1(b)(i).

“Paying Agent” has the meaning set forth in Section 2.3(a).

“Payment Fund” has the meaning set forth in Section 2.3(a).

“Per Partnership Unit Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Permits” has the meaning set forth in Section 3.11(b).

“Permitted Liens” means (i) statutory liens for current Taxes not yet due and delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of the Company Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities, (iv) liens granted to any lender (or any agent thereof) at the Closing in connection with any financing by the Parent, Surviving Company or Surviving Partnership of the transactions contemplated hereby, (v) any right, interest, title or other Lien of a lessor or sublessor of real property leased or subleased by Company or Company Subsidiaries as provided in any lease, sublease or other similar agreement made available to Parent, Merger Sub or Merger Partnership and (vi) all recorded exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and the Company Subsidiaries taken as a whole.

A-9

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“PII” has the meaning set forth in Section 5.6(c).

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Private Letter Ruling” has the meaning set forth in Section 3.14(f).

“Property” has the meaning set forth in Section 3.13(a).

“Proxy Statement” has the meaning set forth in Section 3.8.

“PUCT” means the Public Utility Commission of Texas.

“PUCT Approval” has the meaning set forth in Section 3.4(b).

“PUCT Filing” has the meaning set forth in Section 5.7(b)(ii).

“PURA” has the meaning set forth in Section 3.4(b).

“Qualified REIT Subsidiary” has the meaning set forth in Section 3.14(c).

“Rate Case Material” has the meaning set forth in Section 5.20(b).

“Regulatory Approvals” has the meaning set forth in Section 3.4(b).

“Regulatory Terms” has the meaning set forth in Section 5.7(b)(ii).

“REIT” has the meaning set forth in Section 3.14(c).

“Release” has the meaning set forth in Section 3.13(c)(iv).

“Representative” of a Person means any officer, trustee, director, employee, investment banker, financial advisor, attorney, accountant, consultant, broker, finder or other agent or representative of such Person. For the avoidance of doubt, (i) Hunt Manager (except for individual employees of Hunt Manager listed on Section 1.1(b) of the Company Disclosure Letter) is deemed to be a Representative of the Company and the Partnership and (ii) any Person who acts in accordance with written instructions from the Company in accordance with Section 2 of the Non-Interference Agreement is deemed to be a Representative of the Company and the Partnership for purposes of Section 5.4.

“Retained Assets” means the “SDTS Retained Assets” as defined in the Asset Exchange Agreement.

“Ruling Request” has the meaning set forth in Section 5.18(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

A-10

“SDAT” has the meaning set forth in Section 1.3(a).

“SDTS” has the meaning set forth in the Recitals.

“SEC” has the meaning set forth in Section 3.5(a).

“Securities Act” has the meaning set forth in Section 3.5(a).

“Sempra” has the meaning set forth in the Recitals.

“Share Certificate” has the meaning set forth in Section 2.3(b).

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (i) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (iii) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“South Texas Utility” means Sharyland Utilities, L.P. after the consummation of the transactions contemplated by the Asset Exchange Agreement.

“Stock Plan” has the meaning set forth in Section 2.2(a).

“SU” has the meaning set forth in the Recitals.

“SU Purchase Agreement” has the meaning set forth in the Asset Exchange Agreement.

“Subject Governmental Entity” means the PUCT, the PUCT staff, the FERC, the FERC staff, ERCOT, the United States Department of Justice, the Federal Trade Commission (including its staff) or offices of elected officials (including the elected officials and their staff members).

“Subject Notes” means, collectively, (i) the senior secured notes issued by Transmission and Distribution Company, L.L.C. to The Prudential Insurance Company of America and affiliates in an aggregate principal amount of $25,000,000 that bear interest at 8.50% per annum and mature on December 30, 2020, (ii) the senior secured notes issued by SDTS to The Prudential Insurance Company of America in an aggregate principal amount of $110,000,000 that bear interest at 6.47% per annum and mature on September 30, 2030 and (iii) the senior secured notes issued by SDTS to The Prudential Insurance Company of America and affiliates in an aggregate principal amount of $53,500,000 that bear interest at 7.25% per annum and mature on December 30, 2029, together with the note purchase agreements referred to on Schedule A-1 hereto governing such notes.

A-11

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person. For the avoidance of doubt, SDTS and its Subsidiaries (prior to giving effect to the Asset Exchange Agreement) are each deemed to be a Subsidiary of the Company and the Partnership.

“Subsidiary Partnership” means any Company Subsidiary that is a partnership for U.S. federal income tax purposes.

“Superior Proposal” has the meaning set forth in Section 5.4(e)(iii).

“Surviving Company” has the meaning set forth in Section 1.1(a).

“Surviving Partnership” has the meaning set forth in Section 1.1(c).

“Takeover Laws” has the meaning set forth in Section 3.20.

“Tax Returns” has the meaning set forth in Section 3.14(w)(ii).

“Taxable REIT Subsidiary” has the meaning set forth in Section 3.14(c).

“Taxes” has the meaning set forth in Section 3.14(w)(i).

“Tax Opinion” has the meaning set forth in Section 6.3(g).

“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Termination Fee” has the meaning set forth in Section 7.3(b).

“Transaction Litigation” has the meaning set forth in Section 5.9(a).

“TRE” means the Texas Reliability Entity, Inc.

“TTI Members” has the meaning set forth in the Recitals.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the intent that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement (it being agreed that the failure of the Company and the Partnership, on the one hand, and Parent, Merger Sub, and Merger Partnership, on the other hand, to consummate the Mergers when required under the terms of this Agreement will constitute a Willful and Material Breach).

A-12

Exhibit A

Non-Interference Agreement

This NON-INTERFERENCE AGREEMENT, dated as of October 18, 2018 (this “Agreement”), is made and entered into by and among Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Parent”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Hunt Transmission Services, L.L.C., a Delaware limited liability company (“HTS”), Electricity Participant Partnership, LLC, a Delaware limited liability company (“EPP”), Hunt Consolidated, Inc., a Delaware corporation (“Hunt Consolidated”), and Sharyland Utilities, L.P., a Texas limited partnership (“Sharyland”).

RECITALS

WHEREAS, as of the date hereof, HTS is the owner of 6,334 shares of common stock, par value $0.01 per share (“Common Stock”), of InfraREIT, Inc., a Maryland corporation (the “Company”), and 15,170,442 common units (“Common Units”, and together with the Common Stock, the “Subject Securities”) representing limited partnership interests in InfraREIT Partners, LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, as of the date hereof, EPP is the owner of 454,102 Common Units (the “EPP Units”);

WHEREAS, each of HTS and EPP are subsidiaries of Hunt Consolidated;

WHEREAS, the Company is the general partner of the Partnership, which is governed and administered in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 10, 2015 (as amended, the “Partnership Agreement”);

WHEREAS, concurrently with the execution and delivery hereof, Parent, Merger Sub, Oncor T&D Partners, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parent (“Merger Partnership”), the Company and the Partnership are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”) that provides, upon the terms and subject to the conditions set forth therein, for certain transactions, including (i) the merger of the Company with and into Merger Sub and (ii) the merger of Merger Partnership with and into the Partnership (collectively, the “Mergers”);

WHEREAS, HTS, EPP, Hunt Consolidated and Sharyland (collectively, the “Hunt Parties”) are not parties to the Merger Agreement and are not bound by the terms thereof;

WHEREAS, Hunt Consolidated and its subsidiaries and affiliates, including Sharyland, are willing to take certain actions in order to facilitate the acquisition of the Company and the Partnership by Parent pursuant to the Merger Agreement;

WHEREAS, concurrently with the execution and delivery hereof, Sharyland, Sharyland Distribution & Transmission Services, L.L.C, a Texas limited liability company and a subsidiary of the Partnership (“SDTS”), and Parent are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Asset Exchange Agreement”), that provides, upon the terms and subject to the conditions set forth therein, for certain transactions, including an exchange of certain assets held by Sharyland and its subsidiaries for certain assets held by SDTS;

WHEREAS, Parent and Merger Sub have requested that, as a condition to Parent and Merger Sub entering into the Merger Agreement, each of the Hunt Parties enter into this Agreement in order to confirm that that they will not take certain actions that could be expected to interfere with the approval, implementation and consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to them in the Merger Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein and the mutual benefits to be gained from the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Covenant Not to Redeem; Transfer Restrictions.

(a) Each of the Hunt Parties agrees that, during the period commencing on the date hereof and ending on the earliest of (i) the date upon which the Asset Exchange Agreement is validly terminated in accordance with its terms, (ii) the date upon which the Merger Agreement is validly terminated in accordance with its terms and (iii) the date upon which the Mergers are consummated in accordance with the terms of the Merger Agreement (the “Restricted Period”), each of the Hunt Parties who owns any Common Units shall not exercise any right it has or may have to require the Partnership to redeem any Common Units held by such Hunt Party in accordance with Section 8.6 of the Partnership Agreement.

(b) Each of the Hunt Parties agrees that, during the Restricted Period, each of the Hunt Parties who owns any Subject Securities shall not Transfer any such Subject Securities or enter into any agreement, arrangement or understanding with any Person granting options, rights of first offer or refusal, or any voting rights with respect to such Subject Securities, or grant any power of attorney with respect thereto; provided, however, that each Hunt Party shall be entitled to Transfer Subject Securities to (i) any other Hunt Party or (ii) any Affiliate who executes a joinder to this Agreement in a form reasonably acceptable to Parent. As used in this Agreement, the term “Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Hunt Party, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other understanding providing for any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (whether by merger of the applicable Hunt Party, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), of any Subject Securities. Notwithstanding the foregoing, the restrictions set forth in this Section 1(b) shall not apply to (x) pledges of equity interests or assets in the ordinary course of business by Hunt Consolidated or any Affiliate of Hunt Consolidated so long as the principal assets of such Affiliate do not consist of the Subject Securities or (y) the administration, in the ordinary course of business, of any outstanding awards of Participant Interests (as defined in EPP’s organizational documents).

2. Covenants Regarding Acquisition Proposals. Each of Parent and Merger Sub acknowledges and agrees that the Hunt Parties and their Subsidiaries (as defined below) and Affiliates (as defined below) and the respective Representatives (as defined below) of the Hunt Parties and their Subsidiaries and Affiliates shall, solely at the request of or in cooperation with the Company, have the right to take any action that the Company or its Subsidiaries or their respective Representatives are entitled to take under Section 5.4 of the Merger Agreement, including any action relating to soliciting, initiating, facilitating or encouraging the making of any Acquisition Proposal (as defined in the Merger Agreement) that the Company and its Subsidiaries and their respective Representatives are entitled to take prior to or after the Go-Shop Period End Time (as defined in the Merger Agreement). In addition, each of the Hunt Parties severally agrees that, during the Restricted Period, such Hunt Party shall not, and shall cause its Subsidiaries and their respective Representatives not to, take any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking under Section 5.4 of the Merger Agreement, including any action of the type described in Section 5.4(b)(i)-(v) of the Merger Agreement (if and to the extent the Company, its Subsidiaries or their respective Representatives are prohibited from taking any such action). Notwithstanding anything contained in this Section 2, each Hunt Party, its Subsidiaries, Affiliates and Representatives shall be permitted to refer any inbound inquiry regarding an Acquisition Proposal to the Company or its Representatives so long as such inquiry was not the result of a violation by a Hunt Party of its obligations under this Section 2. The parties hereto agree that, in connection with determining for purposes of this Section 2 whether the Company is prohibited from taking any action under Section 5.4 of the Merger Agreement, the Hunt Parties shall be entitled to rely conclusively, and without any investigation or any inquiry of or notice to any party to this Agreement, on any written instructions delivered by an officer of the Company (which may be in the form of an email message) stating that the Company is not prohibited from taking such action. As used herein, (i) the term “Affiliate” has the meaning set forth in the Merger Agreement, except that the Company, the Partnership and their Subsidiaries and HUS (as defined below) shall not be deemed Affiliates of any of the Hunt Parties, (ii) the term “HUS” shall mean Hunt Utility Services, LLC, a Delaware limited liability company, (iii) the term “Representatives” means, with respect to a person or entity, the officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, brokers, finders and other agents or representatives of such person or entity; provided, however, that any directors, officers (including the Chief Executive Officer), employees or other agents of the Company, the Partnership or any of their Subsidiaries, including SDTS, and of HUS, in each case, solely acting in their respective capacity as such, shall not be considered Representatives of the Hunt Parties (but this proviso shall not be construed to relieve the Company or the Partnership or any of their Subsidiaries or their respective Representatives from any obligations it, he or she may have under the terms of Section 5.4 of the Merger Agreement) and (iv) the term “Subsidiary” has the meaning set forth in the Merger Agreement, except that HUS shall not be deemed a Subsidiary of any of the Hunt Parties.

3. Representations and Warranties of the Hunt Parties. Each Hunt Party (severally as to itself and not jointly) hereby represents and warrants to Parent and Merger Sub as follows:

(a) Such Hunt Party is duly incorporated or formed, validly existing and in good standing (in the case of jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation or formation.

(b) Such Hunt Party has all necessary corporate, limited liability company or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Agreement by such Hunt Party has been duly and validly authorized by all necessary corporate, limited liability company or partnership action on the part of such Hunt Party, and no other corporate, limited liability company or partnership proceedings on the part of such Hunt Party are necessary to authorize this Agreement.

(d) This Agreement has been duly and validly executed and delivered by such Hunt Party and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Hunt Party, enforceable against such Hunt Party in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy Exceptions).

(e) The execution and delivery of this Agreement by such Hunt Party does not, and the performance by such Hunt Party of its obligations under this Agreement will not, (i) conflict with or violate any provision of the organizational documents of such Hunt Party, (ii) violate any Law applicable to such Hunt Party or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any material Contract to which such Hunt Party is a party or by which it is otherwise bound.

(f) Except for any required filings by such Hunt Party with the Securities and Exchange Commission, the execution and delivery of this Agreement by such Hunt Party does not, and the performance by such Hunt Party of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

(g) As of the date hereof, such Hunt Party is the record holder or beneficial owner of the Common Stock and Common Units as indicated the Recitals, except that the EPP Units are held for the benefit of current and former employees and services providers to Hunt Consolidated. As of the date hereof,, such Hunt Party does not own, of record or beneficially, any capital stock or other securities of the Company or the Partnership other than the Common Stock and Common Units set forth in the Recitals. As of the date hereof, other than certain forfeiture rights related to unvested (x) EPP Units and (y) certain restricted equity awards held by current and former employees and service providers to Hunt Consolidated, such Hunt Party does not own, of record or beneficially, any rights to purchase or acquire any shares of capital stock or other equity interests of the Company or the Partnership except as set forth in the Recitals. None of the Subject Securities are subject to any Contract to which such Hunt Party is a party providing for the Transfer by such Hunt Party of any of the Subject Securities, other than as required by EPP’s organizational documents with respect to the EPP Units.

(h) As of the date hereof, there is no Action or Order pending or, to the knowledge of such Hunt Party, threatened against, such Hunt Party or any of its Affiliates, that could reasonably be expected to impair or adversely affect the ability of such Hunt Party to perform such Hunt Party’s obligations hereunder.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to each Hunt Party as follows:

(a) Each of Parent and Merger Sub is duly formed, validly existing and in good standing (in the case of jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of formation.

(b) Each of Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub has been duly and validly authorized by all necessary limited liability company action on the part of each of Parent and Merger Sub, and no other limited liability company proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement.

(d) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each Hunt Party, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy Exceptions).

(e) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate any provision of the organizational documents of either Parent or Merger Sub, (ii) violate any Law applicable to Parent or Merger Sub or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), under, any material Contract to which either Parent or Merger is a party or by which either of them is otherwise bound.

(f) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

5. Termination. This Agreement shall terminate and be of no further force or effect immediately upon the expiration of the Restricted Period. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, however, that (a) nothing set forth in this Section 5 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (b) the provisions of this Section 5 and Section 7 (other than Section 7(e)) shall survive any termination of this Agreement.

6. Regulatory Matters.

i. In the case of any Joint Authorizations (as defined below) required to be obtained in connection with the transactions contemplated by the Merger Agreement or the Asset Exchange Agreement (collectively, the “Transactions”), each Hunt Party shall prepare and file, or cause its Subsidiaries to prepare and file, in cooperation with the Parent, Merger Sub and the Company (and any other parties to such agreements), any notice, report or other filing with any Governmental Entity to the extent such notice, report or other filing is reasonably required to be filed with such Governmental Entity in order to obtain such Joint Authorizations. As used herein, the term “Joint Authorization” means any authorization from a Governmental Entity required under applicable Law to consummate or make effective the Transactions, including any authorizations contemplated to be obtained under the terms of the Merger Agreement or the Asset Exchange Agreement, if and to the extent that any notice, report or other filing is required to be made by a Hunt Party or its Subsidiaries in connection therewith.

ii. Subject to Laws relating to the exchange of information, the Hunt Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to provide the Company and Parent a reasonable opportunity to review in advance and, to the extent practicable, consult with Company and Parent on and consider in good faith the views of the Company and Parent in connection with, all material information that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining a Joint Authorization.

7. Miscellaneous.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without the prior written consent of the other parties shall be null and void; provided, however, that (x) if, prior to making the initial PUCT Filing, Parent exercises its rights under the Merger Agreement to designate another wholly-owned direct or indirect subsidiary to be a constituent company in the Mergers in lieu of Merger Sub, (A) Parent shall provide notice of such designation to the Hunt Parties and (B) all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided, that any such designation shall not relieve Parent from any of its obligations hereunder and (y) nothing in this Agreement shall prohibit Parent from transferring all or part of its ownership interests in Merger Sub to any controlled Affiliate of Parent. The Company shall be a third party beneficiary of the obligations of the Hunt Parties under Section 6, subject to the written agreement on the part of the Company to observe and comply with the same obligations as are imposed on the Parent and Merger Sub under Section 6(b). Subject to the first sentence of this Section 7(a), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns and, solely with respect to Section 6, the Company, and no other person shall have any right, obligation or benefit hereunder.

(b) Nothing in this Agreement shall be interpreted as giving rise to the creation or formation of a “group” by any of the parties hereto for purposes of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, or any other similar provision of applicable Law.

(c) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction.

(d) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

(e) All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attention: Matthew C. Henry and Michael L. Davitt

with a copy, which shall not constitute effective notice, to:

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: Christopher R. Rowley and Alan J. Bogdanow

if to any of the Hunt Parties:

c/o Hunt Consolidated, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Legal Department

with a copy, which shall not constitute effective notice, to:

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

Attention: Geoffrey L. Newton and M. Preston Bernhisel

(f) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

(g) With respect to any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates:

(i) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal or state court located in Dallas County in the State of Texas. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(ii) Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (I) the suit, action or proceeding in any such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7(h).

(i) All fees and expenses incurred in connection with this Agreement and the performance by the parties of their obligations hereunder shall be paid and borne by the party or parties incurring such fees or expenses.

(j) This Agreement and any written amendments to the foregoing satisfying the requirements of Section 7(d) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(k) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

(l) No Hunt Party (nor any designee or Representative of any Hunt Party) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company or the Partnership shall be deemed to make any agreement or understanding in this Agreement in its, his or her capacity as a director, trustee, officer or fiduciary of the Company or the Partnership. The parties acknowledge and agree that this Agreement is entered into by each Hunt Party solely in its capacity as the record holder or beneficial owner of Subject Securities and nothing in this Agreement shall restrict, limit or affect (or require such Hunt Party to attempt to restrict, limit or affect) in any respect any actions taken by such Hunt Party or its designees or Representatives who is a director, trustee, officer or fiduciary of the Company or the Partnership in his, her or its capacity as a director, trustee, officer or fiduciary of the Company or the Partnership, and, for the avoidance of doubt, except as otherwise set forth in the Merger Agreement, any breach by the Hunt Parties of any of their obligations under this Agreement shall not be deemed a breach by the Company or its Subsidiaries (as defined in the Merger Agreement) or their respective Representatives (as defined in the Merger Agreement) under Section 5.4 of the Merger Agreement. No Hunt Party nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Hunt Party or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of the Company or the Partnership, it being understood that any action taken (or failure to take action) by such Hunt Party or its designees or Representative in such capacity shall have no effect on the obligations of such Hunt Party under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 7(l) shall in any way modify, alter or amend any of the terms of the Merger Agreement.

(m) Each Hunt Party consents to and authorizes the publication and disclosure by the Company, the Partnership, Parent and Parent’s Affiliates of an accurate summary of the nature of its commitments, arrangements and understandings under this Agreement in any proxy statement or other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. The Company and the Parent shall give the Hunt Parties a reasonable opportunity to review and comment on any references in any such document to this Agreement prior to the time such document is filed with the Securities and Exchange Commission or used by the Company or the Parent for any other purpose.

(n) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(o) In the event of conflict between this Agreement, on the one hand, and the Merger Agreement, the Asset Exchange Agreement or the SU Purchase Agreement (as defined in the Asset Exchange Agreement), on the other hand, the parties acknowledge and agree that the terms of this Agreement shall control with respect to the subject matter hereof.

(p) Until the expiration of the Restricted Period, each Hunt Party shall notify Parent promptly of any acquisition of Common Stock or Common Units, which Common Stock or Common Units shall become subject to this Agreement upon such acquisition. Each Hunt Party agrees that in connection with any Transfers (to the extent permitted) of Subject Securities by such Hunt Party, such Hunt Party will, as promptly as practicable following the completion thereof, notify Parent in writing of such Transfer.

(q) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity to specific relief hereunder, including an injunction or injunctions, specific performance and other equitable relief to prevent and enjoin breaches (or threatened breaches) of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court identified in Section 7(g) of this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement for the posting of any bond or security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PARENT:

ONCOR ELECTRIC DELIVERY COMPANY, LLC

By:
Name:
Title:

MERGER SUB:

1912 MERGER SUB LLC

By:
Name:
Title:

HUNT PARTIES:

HUNT TRANSMISSION SERVICES, L.L.C.

By:
Name:
Title:

ELECTRICITY PARTICIPANT PARTNERSHIP, LLC

By:
Name:
Title:

HUNT CONSOLIDATED, INC.

By:
Name:
Title:

SHARYLAND UTILITIES, L.P.

By:
Name:
Title:

Exhibit B

Regulatory Terms

Requested Regulatory Findings:

The parties will, at a minimum, request approval in the PUCT Filing of the following:

1)

The transactions contemplated by this Agreement and the Asset Exchange Agreement (the “North Texas Transactions”) under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the North Texas Transactions are in the public interest.

2)

The transactions contemplated by the SU Purchase Agreement (the “South Texas Transactions” and combined with the North Texas Transactions, the “Transactions”) under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the South Texas Transactions are in the public interest.

3)

Necessary amendments to the certificates of convenience and necessity of SU, SDTS and Parent under PURA § 37.154 to authorize North Texas Utility and South Texas Utility, and their respective subsidiaries, to own, operate, and maintain their respective post-swap assets.

4)

The post-Closing transactions in which GS Project Entity, L.L.C. will be merged into SDTS and CV Project Entity, L.L.C. will be merged into SU under PURA §§ 14.101, 39.262(l)-(m), and 39.915, including findings that the transactions are in the public interest.

5)

Establishment of separate wholesale transmission rates (including transformation rates) and tariffs for North Texas Utility’s assets and South Texas Utility’s assets on terms that do not vary materially from those proposed by SU, SDTS and Parent. Taken together, the wholesale transmission rates of North Texas Utility and South Texas Utility after the Company Merger Effective Time shall be equal to SU’s wholesale transmission rate in effect as of the Company Merger Effective Time.

6)	A finding that Parent may consolidate North Texas Utility with Parent for ratemaking purposes and make a combined rate filing in Parent’s next base rate case, to be filed no later than October 2021.

7)

A finding that Parent may consolidate North Texas Utility with Parent for calculation and reporting of its Earnings Monitor Report and for purposes of compliance with the final Order in Docket No. 47675 (Finding of Fact No. 56).

8)

A finding that the cash equity contributions invested by Parent’s owners used to directly finance the North Texas Transaction will be included in the calculations reported in Parent’s Earnings Monitor Report solely for purposes of determining compliance with Parent’s debt to equity ratio requirement as set by the final Order in Docket No. 47675 (Finding of Fact No. 56).

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9)	South Texas Utility’s filing of a base rate case no later than December 31, 2020 based on a test year ending one year after the Closing.

10)

A finding that Parent can provide operation and maintenance services to the North Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

11)

A finding that Parent can provide operation and maintenance services to assets in which Parent holds a joint undivided interest with the South Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

12)

A finding that Parent can provide operation and maintenance services to the South Texas Utility under 16 Tex. Admin. Code § 25.272 and a finding that the provision of those services does not require a tariff and does not require that those services be made available to third parties.

13)	The cancellation of SU’s interest in SDTS including all of SU’s Equity Interests (as defined in the Asset Exchange Agreement) and related economic and management interests in SDTS.

14)

A finding that Parent can create a regulatory asset to track any make whole payments or other expenses that may be required to extinguish, transfer to Parent, or restructure the debt of the Company and the Company Subsidiaries and seek rate recovery of this asset in a future rate case.

Commitments

The PUCT Filing will, at a minimum, contain the following proposed commitments by Parent, Sempra and SU:

A)	Parent and Sempra will commit that North Texas Utility will be governed and managed within the existing ring-fencing structure that governs Parent today.

B)	Parent and SU will amend their respective existing codes of conduct to include North Texas Utility, South Texas Utility or any new Affiliates resulting from the Transactions.

C)

Parent and SU each will commit to provide to their respective ratepayers in the form of bill credits 90% of interest savings that it realizes, as a result of improved credit quality of the North Texas Utility and South Texas Utility, if any, and debt issuance savings that it realizes, if any.

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